As filed with the Securities and Exchange Commission on May 18, 2001
                           Registration No. 333-46666



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          PRE-EFFECTIVE AMENDMENT NO. 2
                     TO THE FORM SB-2 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                          BIOQUEST INTERNATIONAL, INC.

             (Exact name of registrant as specified in its charter)

Virginia                                                     7375                                                54-1965777
--------                                                     ----                                                ----------
(Primary Standard                                     (Primary Standard                                       (IRS Employer
Industrial Classification                         Industrial Classification                                  Identification
("SIC") Number)                                        ("SIC") Number)                                              Number)

                     ---------------------------------------
                             11217 Silverleaf Drive
                         Fairfax Station, Virginia 22039
                                 (703) 764-4464
                   (Address, including zip code, and telephone
             number, including area code, of registrant's principal
                                executive office)
   ---------------------------------------------------------------------------

                                    Copy To:

                              Carl N. Duncan, Esq.
                            Duncan, Blum & Associates
                              5718 Tanglewood Drive
                            Bethesda, Maryland 20817
                                 (301) 263-0200

        Approximate date of commencement of proposed sale to the public:
             As soon as practicable after the effective date of the
                             Registration Statement

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [x].


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Registrant shall file an amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8 (a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                        1,000,000 Shares of Common Stock
                     ($8,000,000 if Sold at $8.00 per Share
                  and $20,000,000 if Sold at $20.00 per Share)





                          BIOQUEST INTERNATIONAL, INC.






        BioQuest International, Inc., is making this offering of 1,000,000 of its shares of common stock on a best-efforts, self-underwritten, Dutch Auction, all-or-nothing basis.

          During this offering, shares are being offered at $8.00 per share minimum but, because of the Dutch Auction process being employed, purchasers may pay a price of up to $20.00 per share.

          If a minimum of 1,000,000 of shares is not sold during this offering (up to 90 days), investor funds relating to the shares will be promptly returned with all pro rata interest earned thereon.









         These are speculative securities. See "Risk Factors" for certain factors that should be considered by prospective investors.


         These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                TABLE OF CONTENTS

Descriptive Title                                                           Page

PROSPECTUS SUMMARY............................................................3
RISK FACTORS..................................................................3
CERTAIN PARTIES AND RELATED TRANSACTIONS......................................7
APPLICATION OF PROCEEDS.......................................................7
CAPITALIZATION................................................................10
DILUTION......................................................................10
THE COMPANY...................................................................11
FIDUCIARY RESPONSIBILITY OF THE COMPANY'S MANAGEMENT..........................27
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
         AND THE PRINCIPAL SHAREHOLDERS.......................................27
SELECTED FINANCIAL DATA.......................................................28
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
         AND RESULTS OF OPERATIONS............................................28
ANTICIPATED PUBLIC MARKET.....................................................29
DESCRIPTION OF CAPITAL STOCK..................................................29
PLAN OF DISTRIBUTION..........................................................30
ERISA CONSIDERATIONS..........................................................32
LEGAL MATTERS.................................................................33
EXPERTS.......................................................................33
AVAILABLE INFORMATION.........................................................33
APPENDIX I - FINANCIAL STATEMENTS............................................I-1
APPENDIX II - DUTCH AUCTION BID PROCESS WEBSITE.............................II-1








No person is authorized to give any information not contained in the prospectus in connection with this offering and, if given or made, such information or representation must not be relied upon as having been authorized. This prospectus does not constitute an offer by any person within any jurisdiction to any person to whom such offer would be unlawful.

PROSPECTUS SUMMARY

         Prospective investors are encouraged to read the prospectus in its entirety, including the risk factors and financial statements.

                                   The Company

         BioQuest International, Inc., organized November 4, 1999 under the laws of Virginia, is a development stage company created to design, build and operate a comprehensive Internet portal and allied companies focused on alternative/ complementary/integrated medicine. Specifically, we act as a holding corporation for the purposes of creating, establishing, acquiring, building and developing various wholly owned subsidiary companies, all allied within the alternative/ complementary/integrative medical field. Our business address is 1217 Silverleaf Drive, Fairfax Station, Virginia; its telephone number is (703) 764-4464.

         We are a developmental stage company without any operations or revenues to date. Our shares are not currently listed on any exchange or market. However, upon successful conclusion of this offering, our shares are expected to be listed on the American Stock Exchange. Nonetheless, our auditors have expressed substantial doubt as to our ability to continue as a going concern unless this offering is successful. Our founders, directors and officers, following the offering, will together own 84.7% of our shares if the 1,000,000 share offering is sold.

THE OFFERING

Plan of                     The shares are being offered on a best efforts,
Distribution                self-underwritten,  all-or-nothing,  Dutch
                            Auction basis. Specifically, during this offering, all 1,000,000 shares being offered must be sold.
                            The minimum acceptable bid during this offering is $8.00 but, because of the Dutch Auction process being employed, purchasers may pay a price of up to $20.00 per share. Because shares are being sold by its principals, Peter J. Ewens and Roger
                            Miller, on a self-underwritten basis (without the use of broker-dealers), there is no selling commission. For details, see Appendix II, Dutch
                            Auction Bid Process Website, and
                            www.bioquestipo.com.

Risks and Conflicts of      An investment in BioQuest involves substantial risks
Interest                    due  in  part  to  the  highly speculative  nature
                            of our business plan. Risks and conflicts inherent in investing in BioQuest, respectively, are discussed under "Risk Factors" and "Certain Parties and Related Transactions."

Application                 of Proceeds The proceeds of the offering are
                            expected to be employed as outlined in "Application of Proceeds," with particular emphasis on completing the construction of our Internet portal, BatOutOfHealth.com, and implementing Stage I of the BioQuest Centre for Natural and Integrative
                            Medicine. As described in "Application of Proceeds",
                            "The Company" and "Plan of Distribution," in the event that a clearing price greater than the $8.00 per share minimum is realized, we intend to apply more capital toward implementing our business plan.

--------------------------------------------------------------------------------
                                  RISK FACTORS

         Prospective investors should consider carefully, in addition to the other information contained in this prospectus, the following factors before purchasing the shares offered hereby. We are a very early stage development company. Investors should carefully consider the information presented, including risks relating to the absence of operations, uncertain market acceptance, competition, potential technical obsolescence, future capital needs and dependence on key personnel.

Risks Related to Our Financial Condition

No Operating History on Which to Base our Estimation for Development Plans. We were only recently founded and plan to commence operations in June 2001. Since our inception, most of our time and resources have been spent in obtaining interim financing and developing a business plan. Accordingly, we have no meaningful operating history upon which an evaluation of our prospects can be based. To address these risks, we must, among other things, respond to competitive developments as well as attract, retain and motivate qualified persons. Moreover, we have incurred normal start-up expenses since inception and expect to operate at a loss for the foreseeable future. There can be no assurance that we will achieve or sustain profitability.

No Assurance of Profitability. There can be no assurance that our products and services will be accepted in the marketplace or that there will be sufficient revenues generated for us to be profitable. If we cannot maintain a reasonable profit margin, we may be forced to discontinue operations.

No Assurance We Will Pay Dividends. We have not paid any dividends. Should our operations and proposed expansion prove to be profitable, it is likely that we will retain much or all of our earnings in order to finance future expansion. Moreover, we may be restricted from paying dividends to our shareholders under future credit or other financing agreement(s). Therefore, we do not presently intend to pay dividends, and it is not likely that any dividends will be paid in the foreseeable future.

Our Ability to Continue as a Going Concern Depends on this Offering Being Successful. The independent auditors' report on our August 23, 2000 financial statements notes that the financial statements are prepared assuming we will continue as a going concern. Our ability to continue as a going concern depends on our successful completion of this offering and our ability to generate sufficient revenue from future operations. If we do not satisfy these two conditions, then we will need to dissolve the company.

Risks Related to This Offering

Amount of Proceeds From This Offering Dependent Upon Outcome of the Dutch Auction Process. The amounts set forth in the "Application of Proceeds" section indicates our proposed use of proceeds from this offering. At least as critically, the Dutch Auction nature of this offering leaves the proceeds a function of the outcome of the auction itself. Specifically, the gross proceeds could be as low as $8,000,000 and as high as $20,000,000. A significant portion of the net proceeds of this offering, after organization and offering expenses, has been allocated, among other uses, to investment in existing subsidiaries and proposed acquisitions. While we expect to use proceeds of this offering as outlined in "Application of Proceeds," we retain broad discretion as to the specific use of such funds. For example, as described in such discussion, if shares are sold at $8.00 per share, $2,000,000 of the $8,000,000 raised (25%) are expected to be used for BatOutOfHealth.com but the dollar amount increases to $4,000,000 of the $20,000,000 (20%) if the shares in this 1,000,000 share
Dutch Auction offering are sold at the $20.00 maximum bid.

This Offering is Self-Underwritten and Our Plan of Distribution Differs from Traditional Plans. We plan to use a "Dutch Auction" as the primary method of distributing our shares. We will solicit offers to purchase from prospective investors through the Internet as well as by traditional means. The auction is open for purposes of receiving offers to purchase, pursuant to this final prospectus, whether via hard copy or on our website which is located at www.bioquestipo.com. This method of distribution has the inherent risk that we will not sell the desired amount of securities or receive the desired price for those securities. If this were to occur, we would likely postpone or cancel the offering which could materially affect any future attempts to sell our shares in a public offering.

The Distribution of Our Shares Through a Dutch Auction, Without an Underwriter, Could Result in a Poor After- Market for our Shares. Because we are not using a traditional underwriter for this offering, there may be a greater risk that our common shares will not receive adequate support from securities firms in the after-market, through market-making and other activities. If this should occur, the market price for our common shares may decline.

Arbitrary Offering Price of Shares. Our minimum price per share has been arbitrarily determined by our board of directors and bears no relationship to our assets, book value or net worth.

Immediate and Substantial Dilution of Book Value per Common Share. This offering will result in immediate and substantial dilution of our net tangible book value per common share. Accordingly, investors in this offering will contribute, of our total funding to date, 90.5% if shares are sold at $8.00 and 96% if shares are sold at $20.00 per share. Thus, investors who purchase the shares offered will experience immediate dilution based on the difference between their aggregate subscription price and the net tangible book value per common share.

Stock Price May Fluctuate Greatly. The price at which shares may be purchased or sold in the future may be subject to extreme fluctuations due to such factors as actual or anticipated fluctuations in our operating results, selection of products, execution of new contracts, general market conditions and other factors.

No Assurance an Active Public Market Will Develop; Shareholders May Not be Able to Liquidate Shares. No trading market for the purchase and sale of these shares currently exists. We have filed our listing application with, and expect our shares to be listed for trading on, the American Stock Exchange if this 1,000,000 share offering is successful. No assurance can be given as to the liquidity of the trading market for our shares or that an active public market will develop or, if developed, will continue. If an active public market does not develop or is not maintained, the market price and liquidity of the shares may be adversely affected. Consequently, holders of shares acquired in this offering may not be able to liquidate their investment in the event of an emergency or for any other reason.

Risks Related to Our Business Operations

Influence of Management and Possible Anti-Takeover Effects. Upon consummation of the offering, members of our management will beneficially own 84.7% of the outstanding shares. As a result of this ownership, management will have significant influence over our management policies and corporate affairs. In fact, investors who purchase shares may not have the power to elect even a single director and, as a practical matter, current management will continue to control BioQuest. Concentration of large amounts of our shares in the hands of management may also make more difficult any takeover or change in control not approved by such shareholders.

 Unproven Acceptance of BioQuest's Products and Services. We do not currently have products or services and therefore we do not know how much, if any, acceptance such products and services will receive in the marketplace. Moreover, our market is new and subject to rapid technological change. As such, the demand and market acceptance for our products is subject to a high level of uncertainty. We may, therefore, have difficulty establishing and expanding a domestic and international client base. If such a client base cannot be created and maintained, we will be forced to cease business operations.

Dependence Upon Ability of Vendors to Keep Up With Our Needs for Products. The development and implementation of our business plan is placing, and will continue to place, a significant demand on our vendors. In addition, certain of our suppliers will rely on the limited components included in their products. If these vendors fail to adjust to meet our future needs, it may prevent us from meeting our development and marketing deadlines which, in turn, could significantly slow our ability to generate revenue from our potential clients.

Rapid Growth of the Company Will Place Significant Strain on Business Resources. The rapid execution necessary for us to fully exploit the market window for our products and services requires an effective planning and management process. Our rapid growth is expected to place a significant strain on our managerial, operational and financial resources. In addition, basically all our administrative and marketing and sales staff is yet to be hired. Although we believe that we have made adequate allowances for the costs and risks associated with this expansion, there can be no assurance that our systems, procedures or controls will be adequate to support our operations or that management will be able to achieve the rapid execution necessary to fully exploit the market window for our products and services. If we are unable to manage growth effectively, our operating results and financial condition will be adversely affected.

Competition is Keen. While alternative medicine is current largely fragmented, potential competitors may have longer operating histories, greater name recognition and greater financial, technical and marketing resources than we have. We expect competition to intensify and increase in the future which could reduce our market share thereby significantly hindering our ability to generate revenue.

Uncertainties Regarding Future Increase in U.S. and International Government Regulation. We are not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally and there are currently few laws or regulations directly applicable to our products. However, it is possible that a number of laws and regulations may be adopted with respect to alternative medicine and international commerce. These possible regulations could cover issues such as nutritional supplements being regulated by the Food and Drug Administration (F.D.A.) in the future. The adoption of any such laws or regulations could decrease the demand for our products and increase our cost of doing business or otherwise have an adverse effect on our business. Moreover, there can be no assurance that export controls, either in their current form or as may be subsequently enacted in the U.S., Mexico, the Caribbean or elsewhere, will not limit our ability to distribute products - and possibly services - outside of the United States. Any such export restrictions, new legislation or regulation or unlawful exportation could have an adverse impact on our business operation.

No Current Employees; Potential Inability to Attract and Retain Qualified Personnel. Currently we have no employees. In fact, we will not have employees unless this offering is successful. We are dependent on our ability to attract, retain and motivate high quality personnel, especially management and highly skilled alternative medicine professionals. Since the pool of available talent is relative restricted and/or concentrated in certain geographical areas, competition for such personnel is intense and there can be no assurance that we will be able to attract, assimilate or retain highly qualified technical and managerial personnel. The inability to attract and retain qualified alternative medicine professionals could have a significantly adverse effect upon our ability to maintain business operations.

Only Current Personnel are the Executive Officers. At present, our performance is substantially dependent on the performance of our executive officers. The loss of the services of any of these executive officers could have a material adverse effect on our business.

Unauthorized Use of Our Technology and Protocols Possible. Our success and ability to compete is dependent, in part, upon our proprietary technology and medical protocols. While we have no patents, we will rely on trademark, trade secret and copyright law to protect our licensed technology and medical protocols. However, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries, and the global nature of international commerce makes it virtually impossible to control the ultimate destination of our products and services and/or the costs may be prohibitive to perfect these rights. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products and services, including our medical protocols, or to obtain and use information that we regard as proprietary. In addition, there can be no assurance that others will not develop alternative medicine technologies or protocols that are similar or superior to ours. We will generally enter into confidentiality or license agreements with our employees, consultants and vendors, as well as control access to and distribution of our documentation and other proprietary information. Nonetheless, there can be no assurance that the steps we take will prevent misappropriation of our technology or that such agreements will be enforceable.

No Experience in Gaining Entry Into or Servicing International Markets. A key component of our strategy is our planned expansion into international markets. In particular, we intend to establish operations in the Caribbean by the end of 2001. To date, we have no experience in developing localized versions of our alternative medicine products and services or marketing and distributing these products and services internationally. If the international revenues generated by these alternative medicine products/services are not adequate to offset the expense of establishing and maintaining these foreign operations, our business, operating results or financial condition could be materially adversely affected. There can be no assurance that we will be able to successfully market, sell and deliver in these markets.

                    CERTAIN PARTIES AND RELATED TRANSACTIONS

         Because of certain statutory and case law relating to broad discretion granted management of a company, typically directors and officers of a corporation are indemnified by and have limited monetary liability to its shareholders. Failure of management to satisfy its fiduciary responsibility to shareholders could subject management to certain claims.

         On January 1, 2000, we issued 4,000,000 shares of restricted common stock to Mr. Peter J. Ewens, our Chairman, Chief Executive Officer and record and beneficial owner of approximately 44.2% of our outstanding shares, in consideration and exchange for $21,000 and his services in connection with our company.

         On January 1, 2000, Registrant issued 4,000,000 shares of restricted common stock to Mr. Roger Miller, Secretary, Treasurer and record and beneficial owner of approximately 44.2% of Registrant's outstanding common stock, in consideration and exchange for $21,000 and his services in connection with our company.

        Other than the foregoing purchase of shares in consideration and exchange for services, there have been no past transactions between BioQuest and its affiliates. Nonetheless, Peter J. Ewens, and Roger Miller have had a personal and business relationship for nearly 25 years. Mr. Miller has been Mr. Ewens' personal tax advisor and Mr. Ewens and Mr. Miller have had majority ownership in two other corporations previously. Mr. Ewens and Mr. Miller have also made personal investments in the same investment opportunities together, in each case as minority shareholders. No other prior relationships exist within our management.

         Our securities counsel, Duncan, Blum & Associates, is being paid for services rendered through significantly reduced cash compensation and the issuance of warrants to exercise the purchase of 15,000 shares at $.01 per share for up to three years after the date of this prospectus.

         We may enter into transactions with our affiliates in the future. BioQuest intends to enter into any such transactions only at prices and on terms no less favorable to BioQuest than transactions with independent third parties. In that context, BioQuest will require any director or officer who has a pecuniary interest in a matter being considered to recluse themselves from any negotiations. Moreover, our Articles of Incorporation provide that any related party contract or transaction must be authorized, approved or ratified at a meeting of the Board of Directors by sufficient vote thereon by directors not interested therein or the transaction must be fair and reasonable to BioQuest. In any event, any BioQuest debt instruments in the future are expected generally to prohibit us from entering into any such affiliate transaction on other than arm's-length terms. In addition, a majority of the Board is (and must continue to be) neither an officer nor has a pecuniary interest (other than as a shareholder or Director) in any transactions with BioQuest. In turn, commencing immediately, a majority of the independent members of the Board of Directors (defined as having no pecuniary interest in the transaction under consideration) will be required to approve all matters involving interested parties.


                             APPLICATION OF PROCEEDS

         The net proceeds from the sale of our shares of common stock offered hereby, after associated organization and offering expenses, are estimated to be $7,346,000 if sold at the $8.00 minimum bid price per share and $19,346,000 if sold at the $20.00 maximum bid price per share. See "Capitalization" below with regard to our current capitalization and that which will exist if this 1,000,000 share offering is achieved.

         We expect that such net proceeds will be used to finance the development and expansion of our contemplated activities as well as for general corporate purposes. In the event only the minimum amount of funding is subscribed, we will concentrate our efforts primarily on completing the construction of our Internet portal, BatoutofHealth.com, and establishing and outfitting Stage I of the BioQuest Centre for Natural and Integrative Medicine. For example, we anticipate conducting exploratory discussions in the future with potential strategic partners and/or acquisition candidates in the field of alternative medicine for our existing subsidiaries. Should any relationships develop from these discussions, it is anticipated that all such transactions would involve either an all-stock transfer or payment via a cash component and a stock component. The figures listed assume all such transactions will be part cash and part stock and include anticipated due diligence expenses. In the event that the "clearing price" on this Dutch Auction is higher than the $8.00 minimum bid, we intend to be more aggressive in implementing our business plan and further develop operations, personnel and projects, including other business allied with the alternative medicine field not carried on by our then-existing subsidiaries.

         Anticipated application of proceeds below does not, however, include cash flow from revenue. We anticipate receiving revenues from operations, but there can be no assurance that such revenues will be sufficient to generate positive cash flow before proceeds from this offering are expended. At anticipated levels of capital expenditures (so-called "burn rates"), proceeds from the minimum offering are expected to fund our operations for 6-12 months. However, investors are advised that, given the Dutch Auction process, the selling price could be a high as $20.00 a share, which would increase the gross proceeds to BioQuest to as much as approximately $20,000,000.







                   [Balance of page intentionally left blank.]



                                                USE OF PROCEEDS


  GROSS PROCEEDS    C                                                $8,000,000(1)            $20,000,000(2)
                                                                     ----------               -----------
                                                                            Percentage              Percentage
                                                                 Dollar      Of Gross       Dollar   Of Gross
                                                                 Amount      Proceeds       Amount   Proceeds
                                                                 ------      --------       ------   --------
  Offering Expenses

        Accounting Fees                                           $30,000      0.4%        $30,000     0.2%

        Legal Fees (3)                                             35,000      0.4          35,000     0.2

        Printing and Related Costs                                 25,000      0.3          25,000     0.1

        Filing Fees (SEC & State)                                  34,000      0.4          34,000     0.2

        Software license Fee for Internet-Based Direct             25,000      0.3          25,000     0.1

   Public Offering

        Complete Web Site for Stage I(4)                           45,000      0.5          45,000     0.2

        Marketing - Internet                                      230,000      3.0         230,000     1.2

        Marketing - Non Internet                                  230,000      3.0         230,000     1.2

        Miscellaneous                                               4,000      0.1           4,000     0.0
                                                                    -----      ---           -----     ---

        Subtotal                                                  654,000      8.2         654,000     4.4
                                                                  -------      ---         -------     ---
   NET PROCEEDS                                                $7,346,000     91.8     $19,346,000    96.6%
                                                               ==========     ====     ===========    =====



   USE OF NET PROCEEDS

   Working Capital(5)                                          $1,346,000     16.8      $4,346,000     21.7%

   Investment in Activities of Subsidiaries

       BatOutOfHealth.com                                       2,000,000     25.0       4,000,000     20.0

       BioQuest Centre for Natural and Integrative Medicine     1,500,000     18.8       2,500,000     12.5

       BioQuest Media Resources Group                           1,000,000     12.5       3,000,000     15.0

       BioQuest Seminar Program                                   500,000      6.2       2,500,000     12.5

       Proposed Acquisitions(6)                                 1,000,000     12.5       3,000,000     15.0
                                                                ---------     ----       ---------     ----
      Subtotal)                                                $7,346,000     91.8%    $19,346,000     96.6%
                                                               ==========     =====    ===========     =====

(1) This presentation assumes all 1,000,000 shares being offered are sold at the $8.00 minimum bid.

(2) This presentation assumes all 1,000,000 shares being offered are sold at the $20.00 maximum bid.

(3) Legal fees represent the cash portion only. Warrants for the issuance of stock in the amount of 15,000 shares, exercisable at $.01 per share at any time prior to three years from the date of this prospectus, will be granted in lieu of the cash balance of legal fees.

(4) A portion of the total cost of the completion of Stage I of BioQuest's web site will be granted in stock (16,000 shares). The figures listed represent the cash portion only.

(5) Portions of the proceeds of this offering will be used to pay salaries of our management. The figures listed represent amounts for a period of 6 months from the date of this prospectus. $367,500 of the $1,346,000 allocated to Working Capital, if $8,000,000 raised at the $8.00 per share minimum bid, will be used for salaries, representing 27.3% of Working Capital. $1,000,000 of the $4,346,000 allocated to Working Capital if $20,000,000 is raised at the $20.00 per share maximum bid, represents 23.0% of the contemplated Work Capitital.

(6) Proposed acquisitions, if any, will be in other businesses allied with the alternative medicine field but not carried on by our then existing subsidiaries.





                                 CAPITALIZATION

         The following table sets forth (i) our capitalization as of April 23, 2001; and (ii) our pro forma capitalization on the same date, reflecting (a) the sale of the 1,000,000 shares offered, for estimated net proceeds of $7.35 per share, if all share are sold at the $8.00 minimum bid price; and (b) the sale of 1,000,000 shares offered, for estimated net proceeds of $19.35 per share, if sold at the $20.00 maximum bid price. (See "Application of Proceeds" and "Description of Capital Stock.")

                                                                                                 April 30, 2001
                                                                                                          As Adjusted

                                                                                      Actual        Minimum        Maximum


Shareholders' equity Common stock, no par value; 25,000,000 shares authorized;
9,040,473 shares issued and outstanding; 10,040,473 shares to be issued and
outstanding, as adjusted                                                                     $0             $0              $0

Additional Paid-in capital                                                              842,210      8,188,210      20,188,210

Deficit accumulated during the development stage                                      (397,487)      (397,487)       (397,487)
                                                                                      ---------      ---------       ---------

Total shareholders' equity and total capitalization                                    $444,723     $7,790.723     $19,790,723
                                                                                       ========     ==========     ===========



                                    DILUTION

         The following table sets forth the percentage of equity the investors in this offering will own compared to the percentage of equity owned by the present shareholders, and the comparative amounts paid for the shares by the investors as compared to the total consideration paid by the present shareholders of BioQuest. (See "Description of Capital Stock," "Risk Factors" and "Capitalization" for a more complete discussion of total number of shares and associated rights and consequences.) This presentation assumes all 1,000,000 shares being offered are sold at the $8.00 minimum bid. Because our shares are being sold pursuant to a Dutch Auction (where bids must be at least $8.00 but could range up to $20.00), the resulting dilution would be proportionately reduced.


Dilution for $8,000,000 Offering (1)

Initial public offering price per share                                                 $8.00    (100.0%)

         Net tangible book value per share before offering                              0.05      (0.6%)
         Increase per share attributable to new shareholders                            0.71      (8.9%)

Pro forma net tangible book value per share after offering                              $0.76    (9.5%)
                                                                                        ------
Total dilution per share to new shareholders                                                     $7.24    (90.5%)
                                                                                                 =====


                                 Shares Purchased                      Total Consideration

                                                                                                        Average Price
                            Number             Percent              Amount             Percent            Per Share

Existing Shares           9,040,473             90.0               $ 842,210             9.5            $ .09

New Shares                   1,000,000          10.0                8,000,000           90.5                8.00
                             ---------          ----                ---------           ----                ----

                          10,040,473           100.0              $8,842,210           100.0             $.88
                          ==========           =====              ==========           =====             ====



Dilution for $20,000,000 Offering (2)

Initial public offering price per share                                                 $20.00  (100.0%)

         Net tangible book value per share before offering                              $0.05    (0.3%)
         Increase per share attributable to new shareholders                            $1.92    (9.6%)
                                                                                        -----

Pro forma net tangible book value per share after offering                              $1.97    (9.9%)
                                                                                        -----
Total dilution per share to new shareholders                                                     $18.03  (90.1%)
                                                                                                 ======


                                Shares Purchased                      Total Consideration

                                                                                                      Average Price
                           Number             Percent               Amount             Percent          Per Share

Existing Shares           9,040,473             90.0                 $842,210            4.0              $0.09

New Shares                1,000,000             10.0               20,000,000             96.0            20.00
                          ---------             ----               ----------             ----            -----

                         10,040,473            100.0              20,842,210             100.0            $2.08
                         ==========            =====              ==========             =====            =====

(1) Assumes issuance and sale of 1,000,000 of our shares during this offering period in addition to the 9,040,473 shares currently outstanding as of April 30, 2001.
(2) Assumes issuance and sale of 1,000,000 of our shares during this offering period in addition to the 9,040,473 shares currently outstanding as of April 30, 2001.



                                   THE COMPANY

Introduction

         BioQuest International, Inc. was organized November 4, 1999 under the laws of Virginia as a privately held corporation and to exist as a holding corporation for the purposes of creating, establishing, acquiring, building and developing various wholly owned subsidiaries, all allied with the alternative/ complementary/ integrative medicine field. We are a development stage company which has no current operations and has therefore generated no revenues. While we anticipate fully developing these entities and generating revenues, there is the possibility that we will not be able to do so if this Dutch Auction, all-or-nothing, self-underwritten offering is not successful.

         During the late summer of 2000, we received gross proceeds in the amount of $800,210 from the sale of a total of 533,473 shares of common stock at $1.50 per share, in an offering conducted pursuant to Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated there under. The proceeds from such private placement are being used to fund a portion of the Stage I development of our web-site and to fund the marketing strategies for this Direct Public Offering over the Internet. Through our offering, we intend to raise capital to pursue specific targeted business development opportunities and build and expand our entities currently under development as our basis for growth and profitability.

         The field of alternative/complementary/integrative medicine is a field which has been largely misunderstood in the past 10 years. It has, however, grown exponentially, and is expected to continue to do so over the next 10-20 years. This is fueled by a number of factors, including the emergence of HMOs that have helped to erode the one-on-one patient/doctor relationships of generations past. Another contributing factor is the evolution of a well informed and better-educated consumer, many of whom mistrust the profit-driven motives of giant pharmaceutical companies and the potential side effects of chemically based drugs. In addition, alternative medicine has suffered in the past due to a lack of centralized information resources available to the masses, yet it is being rapidly brought into focus by the onset of the electronic age and, more specifically, the Internet. Moreover, the field is also highly fragmented, being made up of hundreds of thousands of individual practitioners in dozens of disciplines, each following their own practice, perhaps belonging to a loosely knit association, and all longing for a more competitive, cost-efficient and cohesive way of doing business in the 21st century.

         All of these elements, and many others, have created a unique opportunity and an exciting challenge for BioQuest. Our mission to fill a major void in the marketplace by providing the most comprehensive database of information on medical alternatives and research available; provide the consumer a base of knowledge through a full spectrum of educational instruction on a condition-specific basis; and finally furnish our users an extensive selection of resources appropriate for the prevention and/or treatment of a condition, malady, illness or disease particular to them. In order to carry out our mission, we have drafted a master blueprint of operating entities that are designed to work in harmony with one another in an effort to insure that each section of the entire loop is achieved and to guarantee that the cooperative marketing efforts are maximized while concurrently maintaining spending efficiencies at peak levels in order to derive the highest profits possible.

The Proposed Operating Subsidiaries

         BioQuest International Inc. has been structured by combining existing businesses that BioQuest will acquire with businesses that it will develop internally for two principal reasons. First, this approach will enable us to fold in businesses which have a synergistic appeal within the field of alternative medicine, and which fit strategically into our master business model; have been formed and have a beginning infrastructure; have a historical track record; have begun to generate revenues; have solid and proven management; have the need for capital to properly execute their business plan and to grow the business; and have the need for a well-designed, comprehensive marketing plan and strategies in order to achieve their goals. Second, by infusing each of these operating entities with sufficient capital, in addition to providing the proper marketing drivers and marketing management through the creation of internally developed entities, we will strive to significantly increase the revenues and earnings of our combined business operations whether existing, acquired or start-up. It should further be noted that we expect to cross-market between and amongst subsidiaries, which may create substantial cost and revenue producing efficiencies within this holding company structure.

         The following is a brief summary on each of the companies in the process of development:

(1) BatOutOfHealth.com has not yet generated revenues or profits. Phase I development is expected to be completed within the next 30 days, Our main objective is to be the most comprehensive Internet portal within the field of alternative medicine. This portal, when completed, will provide a single source site for medical practitioners, individual consumers and companies to go for information, education, research, products and services related to health and well being through non-allopathic, natural, holistic and alternative/complementary therapies. Our principal focus will be on those preventative therapies employed and practiced in order to avert disease through a combination of various disciplines and modalities that have been proven to promote wellness. Alternative/ complementary treatments are available for those who demonstrate that need. It should be noted that this site has been structured to become a profit-driven e-commerce site, with B2B and B2C capabilities, and is not merely an informational site. While we are not a "dot.com" company, a portion of our business is Internet-based and we note that many dot.com companies have failed within the past 18 months.

         Our business model will use comprehensive information on alternative medical preventive therapies, protocols and treatments for conditions, maladies, illnesses and diseases, as well as state-of-the-art research on new treatments, as its initial draw for users to our website. Built into our site architecture will be personalized software, enabling us to direct only information of interest and need to each individual user. In this way, a user clicks onto BatOutOfHealth.com and is given a full menu of conditions to choose from. Once users click on one condition, they will see information specific to that condition. This information will include ways in which to prevent or avert this condition. Information on curative treatments or therapies will also be given for each of the alternative medical disciplines which applies to that condition. As an example, potential treatments or therapies relating to lower back pain may include chiropractic, yoga, massage, acupuncture, etc.

         Once the user has been educated as to the approaches or alternatives available to them, we will provide resources to such persons, enabling them to seek out prevention or treatment. These will include, but not be limited to, further information in the form of books, tapes, CD's, seminars, lists of practitioners or clinics in their area or elsewhere, as well as products such as nutritional supplements, herbs and vitamins.

         With the personalized software embedded in our back-end architecture, each time a user clicks or links onto a new area, we use that information to further tailor our informational offering to each user. When they purchase items, we know what, when and how much they purchased and, upon their return to the website, we will tailor products identical or similar to what they ordered on previous visits, to them on their current visit.

         Our users will be asked to register. This registration process will give us additional information on each user who registers including their name, address, phone number, email address, age, sex, income level, etc. From this data, we will create our own user database which we will use to market special offers or promotions, whether via email or traditional memo.

         In structuring this site to become a profit-driven e-commerce site, we have carefully developed each of the potential revenue producing areas. These include:

o        Retail Product Sales Transaction Fees
o        Direct Sales of Private Label Products
o        Wholesale Product Sales Transaction Fees
o        Licensed Dealers
o        Yellow Pages
o        Intra-Web Sites/Hosting Fees
o        E-Banner Advertising
o        E-Mail Advertising
o        Pay Per View Events
o        Link Fees
o        Print Media Advertising
o        Want Ads
o        Membership Fees

         It should be noted that our portal, while operating as its own separate entity with the expectation of producing its own revenues and profits, also serves a critical function of being the electronic marketing driver for each of the other "brick and mortar" business entities within the BioQuest "family". In that regard, we will derive revenues from each of these entities, described below, as we drive customers and business to them. We will charge fees to them, based upon the average cost of acquiring a new customer from traditional marketing resources.

         As described in "Application of Offering Proceeds", a portion of the proceeds of this offering will be used to build out Phase II of this website, which will include all personnel, hardware, software and licensed technology and contracts with outside developmental vendors.

(2) The BioQuest Centre for Natural and Integrative Medicine is dedicated to the administration of efficacious alternative, natural treatment modalities to patients from around the world who are afflicted with various diseases. We have selected the Caribbean as the location of this facility in order to provide an ideally situated, relaxed, upscale environment which will be conducive to the integrative healing and recovery of the patient. We will incorporate case-specific treatment protocols that combine or "integrate" those modalities which have been demonstrated to be the most efficacious, with the least side effects, and which may include alternative, complementary and allopathic (traditional) therapies. Of equal importance is the recognition that the patient is a holistic person, one that is intimately connected and not just an arrangement of body systems, parts and organs. In addition to treating the physical being, we must integrate a harmonious, synergistic approach that addresses the mental and spiritual components that are interrelated to one's health, balance and wellness.

         We are in the process of processing all request for licenses, approvals, concessions and incentives from the Government of Antigua for purposes of establishing BioQuest's Centre for Natural and Integrative Medicine there. Additionally, we have identified an existing facility which we expect to convert into our Centre. We are in negotiations at this time with the owner of this property to purchase this property.

         This facility will house a treatment clinic offering principally outpatient services, but will include a limited number of inpatient rooms, along with a state-of-the-art research center devoted to finding new, effective, natural treatments for disease and illness. The Centre will also train professional doctors and medical practitioners from countries throughout the world in the specific methods and techniques used in administering these highly effective treatments and therapies. We are planning to add the training component during Phase II of the development of our Centre, anticipated to occur in 2002. It is important to note that this facility will not have the "look and feel" of a traditional clinic or hospital. In our Centre, you will not see staff members wearing white coats or carrying stethoscopes around their necks. The reason is simple. Many, if not most, of the patients we will treat have been through the conventional medical system where they have undergone surgery, radiation, chemotherapy and the like. They have come to us because traditional medicine has failed them. We believe that the last thing they want to see is another medical institution that looks and feels like one more potential disappointment.

         The treatment, techniques and methods the Centre's doctors will employ are all modalities that have been proven through extensive research and years of positive results through their administration to thousands of satisfied patients in clinics and hospitals throughout the world.

         The doctors and other medical practitioners and professionals we will hire will be recruited in a variety of ways. Our first source will be via our Internet portal under the "Join the Team" career opportunities section of the site. Both currently available and anticipated positions will be listed and e-mail or faxed resumes will be solicited in response to those position openings.

         In addition, many of our medical professionals will come as referrals and through other "word of mouth" avenues. A referral fee will be awarded to each employee who refers someone who ultimately is hired by us.

         Further, we are working with a number of state and national professional associations to identify those practitioners who may wish to join us. We will also begin working with several medical placement agencies on an as-needed basis. It should also be noted that we intend to hire a number of professionals native to Antiqua, or other country, where the Centre is located.

     Some of the treatments and therapies we will employ, individually or in combination, are:

o        Hypothermia
o        Colon Therapy
o        Chelation Therapy
o        Acupuncture
o        Chiropractic
o        Homeopathy

         Each of the therapies and treatments employed play an important role in carrying out our overall philosophy that recognizes that each patient is a holistic, intimately connected person. We realize that our mental, physical and spiritual components are all interrelated relative to one's health, balance and wellness.

         We begin our process of treating patients by gathering as much information about the patient as possible. In many cases, it requires performing tests to further refine the diagnosis. We then look at each individual patient from every possible angle, with doctors and practitioners from many disciplines evaluating each patient. Once this has been completed, we begin to put together a series of protocols which will work synergistically with one another in achieving a well state in each patient. We believe that no one therapy can achieve by itself what perhaps six or eight therapies, combined at once , under disciplined protocols, may achieve.

         The facility we are seeking to house the BioQuest Centre for Natural and Integrative Medicine will ideally be on the water, and will be complete with accommodations for patients and their guests/significant others who will travel with them; a full restaurant for the preparation of highly specialized nutritional meals; a swimming pool and exercise facility; examination and treatment rooms; a lecture hall and video theatre; and an administration center. This facility will also contain sufficient expansion space which will allow for the growth of the Centre over the next 5-7 years.

         In order to make the Centre operational, all approvals, acquisition of an adequate facility, the financing for this facility, appropriate personnel to staff this facility and all other start-up expenses will be paid out of the proceeds of this offering as described in "Application of Offering Proceeds"

(3) The BioQuest Seminar Program is being established to provide a grass roots approach to educating the general public as to ways in which they can increase their overall feeling of health and well being. The Seminar Program topics and content are in the process of being written and refined at this time. The seminar programs will be directed by Dr. James Chappell, a retired chiropractic and naturopathic physician, clinical nutritionist and medical herbalist, who has treated over 7,000 patients in his 30 year career. We expect to be accomplished the outreach mission of the seminar program through lectures, seminars, symposiums, conferences, classes and retreats and which be given in all major markets throughout the United States and in select cities abroad. The topics covered in each of these venues will focus on health and well being, and will provide a valuable forum and structure for participants to "live the experience" while involved, and then take such education and experience home and put it into active daily practice.

Several of the topics are:

o        "There Is No Incurable Disease"
o        "Immunologic Rejuvenation"
o        "Systematic Detoxification"
o        "Wellness Education"

Among the conditions addressed are:

o        Heart Disease
o        Cancer
o        AIDS
o        Alzheimer's Disease
o        Diabetes
o        Arthritis
o        Chronic Fatigue Syndrome
o        Herpes
o        Sexual Dysfunction
o        Depression
o        Allergies
o        Colds
o        Flu

         The BioQuest Seminar Program will require administrative staff, sales and marketing personnel and qualified and trained speakers/program administrators in order for it to become operational. Upon completion of the offering, we will use some of the proceeds of the offering, as described in "Application of Proceeds," to recruit and train appropriate personnel for these purposes.

(4) BioQuest Media Resources Group will be created to support each of the operating subsidiaries through its use of and promotion through traditional media resources. These include newspaper, radio, television, cable, infomercials, live-streaming audio and video broadcasts on the Internet as well as newsletters.

         The first enterprise underneath the Media Resources Group umbrella to be developed is a monthly newspaper that will focus on "truth journalism" reporting on topics that are little known to the public, and yet are of great concern regarding our health and well being. The President of BioQuest Media Resources Group is Ms. Nicole Shoong, formerly Editor-in-Chief of the California Sun, a regional newspaper that focused on exposing potential threats and dangers to mankind. BioQuest's intent is to establish distribution of its newspaper publication within every major market in the U.S. and to include it as an on-line publication within BatOutOfHealth.com, our proposed Internet portal. We intend to utilize existing distributors, and will establish health food stores and alternative medical practioner's offices as our primary channels of distribution. In addition, editions will be mailed to all paid subscribers.

         The second entity we plan to develop is Heart to Heart Radio, a weekly radio talk show which we expect to syndicate nationally and will feature Ms. Shoong and Dr. Chappell, formerly the hosts of the Shoong and Chappell Show, a regional weekly broadcast in California and operating with a similar format. Heart to Heart, hosted by Ms. Shoong and Dr. Chappell, offers a featured guest each week who is preeminent in his or her discipline within the health industry. We anticipate airing the shows via live-streaming broadcasts through our contemplated Internet portal, BatOutOfHealth.com as well.

         We currently have the core personnel in place to administer these two initial entities within this subsidiary. Additional personnel will be added once the expansion program is underway. These personnel will be administrative, sales and technical writing staff. The start-up expenses will be paid out of the proceeds of this offering.

(5) The BioQuest International Health Foundation is planned to be set up as a non-profit foundation which will channel private charitable contributions and government grants and funding into the research of new treatment protocols, as well as providing treatment, through The BioQuest Centre for Natural and Integrative Medicine, to a group of patients that are financially less fortunate.

Future Acquisitions

         We have identified a number of synergistic business areas which fit our master business model. Initially, possible acquisitions would be in activities already being conducted by our then existing subsidiaries. However, we do intend to establish additional profit centers in the future. These include, but are not limited to, wellness retreat centers, alternative medical publications, direct mail nutritional supplement marketing companies, nutritional supplement manufacturing operations and a strategic alliance with a major health insurance carrier for the purposes of underwriting an alternative health only major medical insurance plan. We have investigated a number of business and acquisition opportunities and have performed preliminary due diligence on several. It is our intent to use a portion of the proceeds of this offering to continue the due diligence process on these projects which may include third party feasibility studies where management considers such studies prudent to complete the due diligence.

                         [Graphic: Organizational Chart]

Business Potential

         In the future, BioQuest plans to develop additional strategic allied markets and products and acquire additional companies providing fundamental synergies toward the overall growth and development of BioQuest. We are committed to becoming the dominant provider of information, education, products and services related to integrative/alternative/complementary medicine throughout the world. We believe it is essential to provide a "complete loop" that offers the consumer a comprehensive base of information, a process of education and, finally, resources for purchase, implementation and treatment of products, services, methods, disciplines and therapies specific to their individual wants, needs, makeup and situation. In pursuit of this mission, and in order to achieve this preeminent status, we will employ four key business strategies throughout our growth and development.

o Dedicate our resources to the development and marketing of information, educational resources, products, services and sources for the establishment and maintenance of health and well being in addition to sources for the treatment of illnesses and diseases within the alternative/integrative/complementary medicine domain, to the greatest number of people possible, on a global scale.

o Penetrate target markets through comprehensive consumer and institutional oriented marketing strategies; drive toward market saturation through aggressive and effective advertising and promotion for all of the products and services we offer; and consolidate and direct all effort toward building the BioQuest brand.

o Within all elements of brand and product development for market readiness, adhere to the philosophy of differentiation such that our presence, products and services stand out and stand alone within each of our categories.

o Maintain our competitive edge over time through the development and implementation of new breakthrough technologies and processes; the creation of new products that establish distribution within additional niche-oriented segments of the market; and invest in new technological developments via strategic alliances, partnerships, joint ventures, acquisitions and consulting agreements.

         In examining the market conditions relative to our overall business model, we believe we are in a fertile market for our products and services as indicated by the following:

o We have a very large consumer base/market size with over 80 million baby boomers in the U.S. alone, a segment of the population which is increasingly concerned with slowing the aging process, preventing disease, optimizing health and improving their overall quality of life as they approach or enter mid-life.

o In addition, the generation X population is better educated, have higher incomes and demonstrate an established and growing regard for health and fitness that exceeds that of previous generations.

o Today, 45% of all Americans take vitamins, supplements, herbal products or dietary aids on a daily basis, with an additional 23% who do so several times per week. This popularity is feeding the $11.5 billion supplement business.(1)<F1>

o The explosive growth of the "nutraceuticals" market, which includes all dietary supplements, is an $86 billion industry.(2)<F2>

o A pendulous shift from conventional medical care and practices to alternative therapies and treatments has taken place within the past decade. In 1997, Americans made 600 million visits to alternative medical practitioners, eclipsing visits made to their conventional primary care physicians. They also spent $27 billion out of pocket on alternative care, compared to $29 billion in un-reimbursed physicians' services. (3)<F3>

o The "War on Cancer" is being lost: although billions are being spent on cancer research, the incidence rate has increased by 18% and the mortality rate has increased by over 6% over the past 30 years. (4)<F4>

o According to the American Cancer Society, 1.5 million new cases of cancer were diagnosed in 1999, with nearly 600,000 dying in the U.S. Predictions indicate that one out of three of us will develop cancer in our lifetime, 88 million people in the United States alone. This creates a significant opportunity for BioQuest and anyone else that possesses proven and effective means for treating cancer patients. Nearly 80% of all patients treated in our Centre initially will be those who conventional medicine has failed. Over time, through the education process to be administered via our Internet portal, we will get to these patients much earlier, and will arm them with natural alternatives, which they may choose over those available within conventional medicine. (4)<F4>

o The pandemic spread of HIV/AIDS has infected more than 200,000 people in the U.S. in the last decade. More than half have died, most within 4 years of showing symptoms of the disease. The Centre for Disease Control (CDC) reports that 2.2 million Americans now carry the HIV virus, but are not yet symptomatic. Global estimates are very low due to a lack of reporting and lack of adequate definition. It is estimated, however, that there are over 33 million people living with HIV/AIDS at this time, with over 5 million new cases being reported, and claiming 2.5 million lives, each year.
     (5)<F5>

o Today there are over 40 million Internet users in the U. S. alone, with that number expected to grow exponentially over the next decade. It is estimated that 50% of Internet users will be shopping on-line by 2001, with 53% being women. It is further estimated that by 2004, on-line shopping will reach $3.2 trillion. (6)<F6>

Footnotes:



(1)  The NPD Group,  Inc.,  Port  Washington,  New York,  October 20, 1998,  Vitamin Usage on the Upswing,  NPD
                                                                             ----------------------------
     Group's Thirteenth Annual Report on Eating Patterns in America.


(2)  Nutrition Business Journal, San Diego, California,  $86 Billion Market for Nutraceuticals - More Clinical
                                                         ------------------------------------------------------
     Studies Needed to Grow Category.
     -------------------------------


(3)  Time Magazine,  Time, Inc., New York, New York,  November 23, 1998, Herbal Healing and Boston Globe, Globe
                                                                         ---------------
     Newspaper Company, Boston, Massachusetts.  May 1, 2001, Medical Researchers Weigh "Alternatives"
                                                             ----------------------------------------

(4)  American Cancer Society (various statistics from their website, www.cancer.org).
                                                                     --------------

(5)  Centre for Disease Control (various statistics from their website, www.cdc.gov).
                                                                        -----------

(6)  The Wall  Street  Journal,  Dow Jones & Company,  Inc.,  New York,  New York  (various  articles  on their
     -------------------------
     website www.wsj.com).
             ------------


Markets and Customers

         In order to successfully establish and develop the BioQuest brand throughout all of our operating entities, we have carefully researched our markets to identify our core customers and target markets. What is of interest is that there is a significant overlap in our customer base, creating a unique opportunity to leverage the brand in a most cost-efficient manner, by utilizing cross-over marketing and sales campaigns, which will result in driving customers and sales to multiple business entities at once. BioQuest has devised a comprehensive marketing strategy designed to facilitate the achievement of our overall sales, distribution and profit objective. Our approach for our initial stage of growth is to combine the elements of high volume, high margin venues with aggressive consumer-oriented advertising via a combination of the Internet and traditional media, along with promotional programs intended to maximize both product trial and repeat sales.

         We will focus its initial marketing efforts on establishing and building the "BioQuest" brand. To do so will require us to employ a multi-faceted, synergistic marketing approach across all segments of our business.

         BioQuest, through BatOutOfHealth.com, our Internet website, will employ the strategies already outlined above. Once we have driven users to our site, we will attempt to get them to navigate our site completely. This will be done by providing fresh and up-to-the-moment content, well-designed, visually appealing graphics and the liberal used of multi-media animation or flash presentations throughout the site, along with a highly user-friendly navigation system enabling users to move from one area to another with relative ease. Embedded in the site will be subsections and links to intrasites for each of our operating subsidiaries. For example, if a user was researching osteoarthritis and they wanted to see if there was a lecture or seminar being held on that topic, they would click onto BioQuest Seminar Program to inquire.

         In this way, once we have a captive user, we want to expose him or her to every aspect and facet of our business, thus leveraging and building the "BioQuest" brand.

         Likewise, through traditional media, we will expose our potential customers to the BioQuest brand. We will do that both internally - through the BioQuest Media Resources Group - and externally (through print, broadcast, infomercials and direct mail).

         BioQuest Media Resources Group is constructing its first enterprise, a monthly newspaper focused on "truth journalism" related to health. We have selected the initial markets where we will introduce our paper. These include:
Atlanta, Georgia; Austin, Texas; Los Angeles, California; Naples, Florida; San Francisco, California; Seattle, Washington; and Washington, D.C. This 24 page publication will contain 8 pages dedicated to advertising tailored to the specific geographic market. The papers will be distributed primarily on a free basis to health food stores, nutritional supplement retailers and health and fitness clubs. We anticipate an initial distribution of 50,000 copies per month in each market. While we will also sell paid subscriptions, we anticipate our paid subscriptions to be less than 1% of the total circulation, initially.

         It should be noted that a percentage of our ad space will be reserved for advertising by other BioQuest entities, another way we will continue to leverage the BioQuest Brand.

         BioQuest Media Resources Group is also developing "Heart to Heart Radio" to distribute on a syndicated basis. We are in the process of identifying radio stations to carry this radio show in the same markets in which we will distribute our newspaper. In this way, we support the newspaper with radio and vice versa through plugs or mentions in each. And, as with the newspaper, we will reserve a certain number of on the air spots for advertising by one of our other BioQuest entities.

         Further, BioQuest Media Resources Group intends to develop a hard copy and electronic monthly newsletter which will be distributed to each of our members and users. The newsletter will report on various activities of all of the BioQuest family of companies; will contain advertising; and will also contain other human interest articles and anecdotes.

         Externally, we have targeted our initial strategy to a select group of the most significant health-related periodicals where attractive and impactful print ads will be placed announcing the arrival of BioQuest. In this way, we believe we will attract new customers to BioQuest from venues they are currently using as one information source for their health related issues. An example of several (none of which we have contracted with) might be:

o        Alternative Medicine
o        Prevention
o        Vegetarian Times
o        Natural Way
o        Shape
o        Women's Fitness

         In addition, we will use radio stations, other than those syndicating our radio show, to advertise on. We will use them to announce the arrival of our newspaper and radio show in the markets previously mentioned. Radio will also be used extensively, along with newspaper print ads, in announcing seminars which will be held in major markets throughout the country.

         We anticipate our patients coming to us from a wide variety of sources. These include, but are not limited to:

o     Word of mouth from current and former patients
o     Via our Internet portal, Bat-Out-Of-Health.com
o     Referrals from our Seminars Program, radio show and newspapers
o From our existing and anticipated expanding network within the alternative medical community o Referrals from the conventional medical community
o     Advertising in select periodicals and related publications

Competition

         In assessing the competition in each of our divisions, we have analyzed all factors we believe are involved in assessing who our "true" competition is. Included are those entities that we feel are, or could be, in direct competition with BioQuest. With some of the entities, there are hundreds of competitors, and with others, virtually none. A breakout by business division follows:

(1)  BatOutOfHealth.com
     -------------------

         There are thousands of web sites with a relationship to health, fitness and alternative or complementary medicine. There are many thousands more that involve traditional medicine. BioQuest, in having spent nearly two years developing its concept, researched thousands of sites to determine what was, and what was not, available on the Internet. It is our opinion that a major Internet portal, as completely comprehensive as we contemplate building, does not exist.

The top 10 heath care sites ranked according to usage are (7):

   Rank         Website                  Reach       Unique Users (000)       Page Views (000)         Hours (000)
   ----         -------                  -----       ------------------       ----------------         -----------
     1       Webmd.com                    6.6%               6,550                    71,692              1,542
     2       Allhealth.com                3.4%               3,359                    25,666                624
     3       Ediets.com                   2.9%               2,873                    27,702                817
     4       Nih.gov                      2.5%               2,481                    24,043                593
     5       Drkoop.com                   1.4%               1,348                    11,634                261
     6       Healthscout.com              1.0%                 953                     4,530                100
     7       Medscape.com                 0.8%                 824                     8,505                378
     8       Healthandage.com             0.8%                 804                     2,018                 36
     9       Merckmedco.com               0.6%                 606                    11,702                422
    10       Realage.com                  0.5%                 538                     3,930                 73

Reach %:
This is simple division of the Unique Users divided by the total estimated population viewing the web during the reported time period.

Unique Users:
The number of web-active individuals who visited a particular site or web property within a given period. Each visitor is represented only once as a unique user.

Page Views:
The total number of pages viewed by PC Data Online pane at a particular site or within a specific property. If a single user views a page three times, this will count as three page views.

Hours:
This is a measure of the total number of hours each site is viewed by all of the users during the reported time period.

Footnote:

(7)  PC Data Online, February 2001 (http://www.pcdataonline.com/).
                                    ----------------------------

         It should be noted that while there has been an overall proliferation of health related websites, a number of those have fallen in disfavor with the market and some have, in fact, gone out of business.

(2)  BioQuest Centre for Natural and Integrative Medicine
     ----------------------------------------------------

         There are a number of "alternative" medical clinics and hospitals, located principally within Mexico and a few in the Caribbean, where patients seeking alternative therapies can travel and be treated. Nearly all of these clinics/hospitals specialize in one therapy, and in a few cases several therapies, and treat a limited number of diseases.

         BioQuest believes this approach falls far short of the optimum objective which is to get the patient well and to keep the patient well. This involves many things, principally educating the patient and his/her family about the lifestyle changes that must take place in order for the patient to achieve a greater overall state of wellness. In addition, training in techniques and protocols to be employed upon the patients' return home will be administered during each patient's stay at the Centre. While BioQuest may use some of the alternative treatment modalities being used by other clinics, it will do so only in combination with the rest of our program.

         In response to that void, BioQuest has designed a structure to offer a full and complete selection of alternatives and some traditional allopathic therapies for the treatment of most diseases, having chosen and incorporated only those treatments which have been proven to be most effective.

         Of perhaps utmost importance, and what we believe will set the BioQuest Centre for Natural and Integrative Medicine apart from the rest of the world, is the individuality with which we will diagnose and prescribe an integrated course of treatments to each patient we deal with. A panel of doctors and practitioners with different disciplines and expertise on staff at the Centre will, as a group, evaluate each and every patient, and will then determine the component treatment program deemed most effective for him/her. The Centre will treat cancer, heart disease, AIDS, Alzheimer's Disease, diabetes, arthritis, chronic fatigue syndrome, herpes, sexual dysfunctions, depression, allergies and many other auto-immune, progressive diseases and chronic conditions. The protocols used in treatment, as previously indicated, will be used in combination in treating the whole person and not just the specific condition. There are over 60 disciplines and hundreds of treatment modalities which will be used. To the best of our knowledge and understanding, through our own internal research, we do not know of a facility employing such a broad approach.

Several of the clinics/hospitals which offer alternative treatment modalities are:

>> BioPulse (Tijuana, Mexico): This clinic offers inpatient and outpatient medical treatments. Specializing in cancer, it uses induced hypoglycemic treatment (IHT) as its primary therapy.

>> Europa Institute of Integrated Medicine (Tijuana, Mexico): This clinic offers only outpatient treatments. It offers hyperthermia, high pH cesium therapy, sterile aloe vera therapy, U.B.I., ozone, cytokine, chelation and orthomolecular therapies.

>> IB Hospital and Medical Centre (Tijuana, Mexico): This clinic specializes in cancer and chronic degenerative disease, utilizing hyperthermia, U.B.I. and bioelectrical repolarization (BER) therapies.

>> Immuno-Augmentation Therapy (IAT) (Caribbean): This clinic treats cancer only, utilizing subcutaneous injections of human proteins found in blood sera, to stimulate the immune system, versus treating the cancer itself.

(3)  BioQuest Seminar Program:
     ---------------------------

     While there are many seminars and lecture circuits on everything from personal finance to investing in the stock market to learning the art of negotiation, we are aware of only a limited number of seminars available which directly address the alternatives available for the treatment of disease and the maximization of health and well-being.

(4)  BioQuest Media Resources Group:
     ------------------------------

     (a) The California Sun Newspaper

     There are many regional newspapers, tabloids and newsletters with a focus on health and its related aspects. BioQuest's objective is to expand the distribution of this monthly newspaper nationally in order to reach critical mass with its current and intended advertisers. Several similar publications are:

        o    The Progressive Populist;
        o    Nexus Magazine; and
        o    The Spotlight.

     (b) The Shoong & Chappell Radio Show

     There are many talk show radio formats across the country. Most are market specific, with a few that are national. We are unaware of any "truth journalism", health-related radio shows that are nationally syndicated. Several local examples of this type of radio show are:

        o    The Art Bell Show;
        o    The Jeff Rense Show; and
        o    The Roy Tuckerman Show.

Industry Regulation

         As an employer, we are subject to all federal, state and local statutes and regulations governing our relationship with employees and affecting businesses generally.

Management

         By way of summary, the following table reflects the name, age and position of our Executive Officers and Directors. Please see the biographical information, which follows:

Name                                              Age         Position
----                                              ---         --------

Peter J. Ewens                                    52          President, Chief Executive Officer and Director

Roger Miller                                      68          Chief Financial Officer, Secretary and Director

James Chappell, D.C., N.D. Ph.D., M.H.            50          Vice President of Medical and Scientific Technology

Nicole Shoong                                     47          President of BioQuest Media Resources Group


           All directors hold office until the next annual meeting of our shareholders and until their successors have been elected and qualify. Officers serve at the pleasure of the Board of Directors. Mr. Peter Ewens will be employed, in his capacity as President, on a full time basis. Mr. Roger Miller will be employed, in his capacity as Chief Financial Officer, on a part-time basis. Dr. James Chappell, will be employed, in his capacity as Vice President of Medical and Scientific Technology, on a full time basis. Ms. Nicole Shoong will be employed, in her capacity as President of BioQuest Media Resources Group, on a full time basis.

It should be noted that we have number of consulting/retainer agreements with outside individuals or companies. Those are:

o Vertical Solutions, a company contracted with to provide Phase I web design and development for BatOutOfHealth.com.

o Kirk Cizerle is under a consulting contract to provide e-commerce management services necessary in implementing our new website, BatOutOfHealth.com. In this capacity Mr. Cizerle is responsible for the planning and managing of the design and development efforts to launch Phase I of the website.

o Tani Hurley Publications, Inc. has been retained by BioQuest as its investor and public relations firm.

o Alexander Creative Consulting is under agreement with BioQuest for the purposes of providing marketing management consulting to BioQuest. In this regard, they are responsible for providing marketing communications, research, planning and coordination as requested by BioQuest.

o Raymond J. Stewart has been retained a corporate legal counsel, representing BioQuest in connection with advice regarding its development and execution of its business strategy.

o Carl N. Duncan has been retained as securities counsel in connection with our direct public offering.

         It is expected that additional personnel will be employed to assist in operations and financial management. We have also identified several people that are candidates for key positions within the organization. BioQuest has discussed opportunities with some of these people and intends to actively recruit them upon obtaining adequate funding. Management recognizes that their expertise and experience is essential to success of our business plan. We also intend to continue to expand our advisory group in the areas of business and finance.

Peter J. Ewens, Chief Executive Officer and President
-----------------------------------------------------

         Mr. Ewens, as described below, has been associated with several successful companies over the past 25 years. Prior to BioQuest, from 1985 through 1999, Mr. Ewens founded and built a food manufacturing, marketing and distribution company, Amorous Andi's, which provided high quality, niche-oriented products to the retail and food service industries in the United States. While Mr. Ewens was its operations principal, the company grew from sales of $145,000 to $1,201,000, a 728% increase, during the period from 1985 through 1989, and was named to the Inc. 500 as one of the fastest growing private companies in the United States. Growth of the company reached a peak in sales of just over $4 million.

         Prior to that, Mr. Ewens was a member of the initial sales and marketing team that started Computer Learning Centers. Mr. Ewens advanced to Director of Admissions and then ultimately to Computer Learning's Director of Marketing and Sales which had then become a division of Airco, Inc., a Fortune 500 company, following its purchase of Computer Learning Centers. While, in this capacity, he was responsible for the production and management of media advertising for schools in over 20 major market and the company built sales to over $100 million and.

Roger Miller, C.P.A., Chief Financial Officer and Secretary
-----------------------------------------------------------

         Mr. Miller is a practicing tax consultant and has been in this field for the past 50 years. In addition to his involvement in the field of tax consulting, Mr. Miller was a Presidential appointee during the Carter Administration, responsible for the creation and implementation of the allocation and price regulations for propane, butane and other fuels for the entire United States.

         Mr. Miller is currently the President of Miller and Associates, Inc., in Naples, Florida. The firm represents over 3,000 individual and corporate clients worldwide and specializes in tax and financial consultation and planning. Miller and Associates is a three-year old company.

         Prior to Miller and Associates, Mr. Miller was President of Miller and Paige, Inc. of Annandale, Virginia for 20 years. Mr. Miller sold this firm to his former partner, Phyllis Paige. Miller and Paige, Inc. performed the same services to a like number of clients as Miller and Associates, Inc.

James Chappell, D.C., N.D., Ph.D., M.H.,
Vice President of Medial and Scientific Technology
--------------------------------------------------

         Dr. Chappell has treated over 7,000 patients in a career that began in 1971 and included many Hollywood actors, producers and directors. Dr. Chappell recently retired from active practice as a chiropractic and naturopathic physician, clinical nutritionist and medical herbalist, and is now active teaching people his well-known technique for health and natural healing. This technique specializes in chronic and terminal diseases through education in immunologic rejuvenation(TM) and systemic detoxification(TM). Among the conditions addressed are cancer, AIDS, heart disease, chronic fatigue syndrome, arthritis, herpes, sexual dysfunction, Alzheimer's disease, Parkinson's disease and diabetes. Dr. Chappell has spent the past five years treating patients and establishing the Shoong and Chappell and/or related Heart to Heart radio shows.

         Dr. Chappell, in his capacity as Vice President of Medical and Scientific Technology, will oversee all aspects of professional medical administration and technology within each of BioQuest's operating subsidiaries.

Nicole Shoong, President of BioQuest Media Resources Group
----------------------------------------------------------

         Nicole Shoong has been an active advocate behind critical health issues for the past 20 years. In 1994, she created the California Sun newspaper, a monthly publication devoted to issues of health, science, the environment, politics, self-empowerment and personal discovery.

         In 1998, Ms. Shoong established The California Sun News Hour, an hour talk radio program with an interview listener call-in format. The program aired on KFNX in Phoenix, Arizona and WALE in Providence, Rhode Island.

         Ms. Shoong has joined us as our BioQuest Media Resources Group President which has been established to support each of the operating subsidiaries through its use of, and promotion through, traditional media resources.

Remuneration and Employment Contracts

         BioQuest was formed on November 4, 1999, and therefore paid no compensation prior to that time. At such time as we commence operations, it is expected that the Board of Directors will approve the payment of salaries in a reasonable amount to each of its officers for their services to BioQuest.

         All key management personnel have executed Employment Agreements with us. All agreements are for a term of five (5) years from October 15, 2000. All carry standard terms that include compensation, benefits, disability, non-competition and termination of employment provisions. In addition, incentives in the form of options to be issued under a proposed stock option plan is contemplated but has not yet been developed.

The salaries, the only variable material terms amongst key Managers' Employment Agreements, are as followed:


       Name                                         Annual Salary
       ----                                         -------------
       Peter J. Ewens                                  $240,000
       Roger Miller                                    $150,000
       James Chappell, D.C., N.D., Ph.D., M.H.         $150,000
       Nicole Shoong                                   $100,000

         As BioQuest's operations develop, it is anticipated that additional personnel may be hired. It is generally anticipated that any such future individuals will devote full time to BioQuest. At such time, the Board of Directors may, in its discretion, approve the payment of additional cash or non-cash compensation to the foregoing for their services to BioQuest.

         BioQuest does not provide officers with pension, stock appreciation rights, long-term incentive or other plans but has the intention of implementing such plans in the future.

         Since all directors are also officers, members of the Board of Directors will not be paid separately for their services. Directors' out-of-pocket expenses will be reimbursed upon presentation of appropriate documents.

Employee Benefits

         It is anticipated that we will implement, in the near future, a restricted employee stock option plan under which our Board of Directors may grant employees, directors and certain advisors of BioQuest options to purchase its shares at exercise prices of not less than 85% of the then current market price on the date of their grant. Income from any such options is not expected to be tax deferrable. As of the date of this prospectus, the plan has not been defined and no options have been granted but it is anticipated that shares will be reserved.

         BioQuest anticipates that it will adopt, in the future, an employee bonus program to provide incentive to our employees. It is anticipated that such a plan would pay bonuses in cash or stock to employees based upon BioQuest's pre-tax or after-tax profit for a particular period. It is anticipated that we will adopt a retirement plan such as a 401(k) retirement plan and that we will implement an employee health plan comparable to the industry standard. Establishment of such plans and their implementation will be at the discretion of the Board of Directors; any such bonus plan will be based on annual objective, goal-based criteria developed by the Board of Directors for eligible participants and will be exercisable only at prices greater than or equal to the market value of the underlying shares on the date of their grant.

Employee(s)

         As of August 23, 2000, BioQuest has engaged Peter J. Ewens and his part-time assistant as independent contractors. Such relationships are expected to change to that of employee following the initial closing on this offering. It is not expected that future employees will be represented by employee union(s).

         BioQuest currently maintains its office rent-free at the home of Mr. Peter J. Ewens, the CEO and a director of BioQuest, at 11217 Silverleaf Drive, Fairfax Station, Virginia 22039. Its telephone number is (703) 764-4464. BioQuest anticipates that it will have continued use of this office on a rent-free basis for the foreseeable future and that this arrangement will be adequate for our needs while it is in the development stage. Assuming that BioQuest obtains the necessary additional financing and is successful in implementing its business plan, BioQuest will require its own commercial facility to be located in Northern Virginia. In such event, management believes that BioQuest would be able to locate adequate facilities at reasonable rental rates in Northern Virginia, suitable for its future needs.

Litigation

        There has not been any material civil, administrative or criminal proceedings concluded, pending or on appeal against BioQuest or its affiliates and principals. (nor are any threatened or pending)

Family Relationships

         There are no family relationships between BioQuest and any director or executive officer.


              FIDUCIARY RESPONSIBILITY OF THE COMPANY'S MANAGEMENT

         Counsel has advised BioQuest's management it has a fiduciary responsibility for the safekeeping and use of all assets of BioQuest. Management is accountable to each shareholder and required to exercise good faith and integrity with respect to its affairs. For example, whether under SEC and/or general fiduciary principles, management cannot commingle property of BioQuest with the property of any other person, including that of management.

         The SEC has stated that, to the extent any exculpatory or indemnification provision purports to include indemnification for liabilities arising under the Securities Act of 1933, ( the "Securities Act"), it is the opinion of the SEC that such indemnification is contrary to public policy and, therefore, unenforceable. Shareholders who believe that BioQuest's management may have violated applicable law regarding fiduciary duties should consult with their own counsel as to their evaluation of the status of the law at such time.


                SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                         AND THE PRINCIPAL SHAREHOLDERS

         The following table summarizes certain information with respect to the beneficial ownership of BioQuest's shares, immediately prior to and after this offering. The following table sets forth information as of April 30, 2001, regarding the ownership of BioQuest's common stock by each shareholder known by BioQuest to be the beneficial owner of more than five percent (5%) of its outstanding shares, each director and all executive officers and directors as a group. Except as otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of Common Stock beneficially owned.

                                                               Prior to Offering(1)   After the Offering(2)
                                                                -----------------      ------------------
Name of Beneficial Owner:      Address:                          Number       %         Number        %
-------------------------      --------                          -------     --         -------      ---
Peter J. Ewens                 11217 Silverleaf Drive          4,000,000    44.2%     4,000,000     39.8%
                               Fairfax Station, VA 22039
Roger Miller                   223 Dolphin Cove Court          4,000,000    44.2%     4,000,000     39.8%
                               Bonita Shores, FL 34134
Dr. James Chappell             410 Country Club Drive            250,000     2.8%       250,000      2.5%
                               Ojai, CA 93023
Nicole Shoong                  410 Country Club Drive            250,000     2.8%       250,000      2.5%
                               Ojai, CA 93023                    -------     ----       -------      ----

All Directors, Officers and 5%
Shareholders as a Group:                                       8,500,000    94.0%     8,500,000     84.7%
------------------------                                       =========    =====     =========     =====
All Beneficial Owners as a Group                               9,040,473     100%    10,040,473      100%
--------------------------------                               =========     ====    ==========      ====


(1)     Reflects total outstanding shares of 9,040,473 as of April 30, 2001.

(2) Assumes issuance and sale of 1,000,000 shares of BioQuest during this offering in addition to the 9,040,473 shares outstanding as of April 30, 2001, an aggregate 10,040,473 shares.


                             SELECTED FINANCIAL DATA

         The following table sets forth certain financial data for BioQuest. The selected financial data should be read in conjunction with BioQuest's "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements of BioQuest and Notes thereto. The selected financial data as of and for the period from November 4, 1999 (date of inception) to April 30, 2001 have been derived from BioQuest's financial statements and are included as Appendix I to this prospectus.


               Current assets.................         $350,574
               Non-current assets.............          $94,149
               Current liabilities............               $0
               Revenue........................               $0
               Operating Expenses.............         $397,487
               Net loss.......................       $(397,487)
               Net loss per share ............           $(.05)


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

1. Liquidity and Capital Resources. BioQuest was incorporated on November 4, 1999 in Virginia as a privately held corporation for the purpose of establishing a business or businesses all allied with the field of alternative medicine. Our goals are to brand BioQuest as the premiere provider of information, products and services within the field of alternative medicine. BioQuest has not yet commenced generating revenue. BioQuest has raised $800,210 through a private placement to fund 8-12 months of operations. BioQuest intends to raise up to $20,000,000 in this initial public offering ("IPO") and utilize these funds to finance operations and execute its business plan.

        BioQuest has not yet commenced generating any revenue. BioQuest expects to fund development expenditures and incur losses until it is able to generate sufficient income and cash flows to meet such expenditures and other requirements. BioQuest does not currently have adequate cash reserved to continue to cover such anticipated expenditures and cash requirements. These factors, among others, raise substantial doubt about BioQuest's ability to continue as a going concern. In this regard, see the Independent Certified Public Accountant's Report appearing elsewhere herein which cites substantial doubt about BioQuest's ability to continue as a going concern.

2. Plan of Operation. Through April 30, 2001, BioQuest's activities have been organizational and devoted to developing a business plan, raising capital, creating its web site, as well as beginning to develop its other subsidiary operations. Where such costs are indirect and administrative in nature, they have been expensed in the accompanying statement of operations. Where such costs relate to capital raising and are both direct and incremental, such costs have been treated as deferred offering costs in the accompanying balance sheet.

        BioQuest can be classified as an "early stage" start-up company with essentially no operating history and no revenues. Our web site is expected to be launched in April 2001.

         No assurance can be given that our products and services will be accepted in the marketplace or that there will be sufficient revenues generated for us to be profitable. Besides the risk factors (see "Risk Factors"), businesses are often subject to risks not foreseen by management. In reviewing this prospectus, potential investors should keep in mind other potential risks that could be important.

         BioQuest has developed an action plan geared to varying amounts of capital being raised. We will structure our operations based on both the amount of capital raised in the IPO and the timing of the receipt of the proceeds. Hence, during our initial 12 months of operation, we will devote a significant portion of our day-to-day operations on marketing, recruiting and retaining key personnel, planning, well establishing, branding and marketing a variety of unique products and services.

         Specifically, assuming that only $8,000,000 of capital is raised, BioQuest's goals will be to further develop BatOutOfHealth.com, BioQuest Centre for Natural and Integrative Medicine, BioQuest Media Resources Group and BioQuest Seminar Program subsidiaries. If more than more than $8,000,000 up to a $20,000,000 maximum is raised, BioQuest would devote substantially more capital to its developing subsidiaries and possible acquisitions in other businesses allied with the alternative medicine field but not carried on by our then existing subsidiaries.

         Once the offering is completed, BioQuest expects to retain up to 25 full-time employees while continuing, because of the associated efficiency and cost-effectiveness, to outsource a significant portion of the Website development to outside firms.

         Because BioQuest has no history of operations, there is no assurance that our business plan can be developed and implemented. As a result, there is no assurance that revenues will ever be generated sufficient to recover the capital raised in the IPO, let alone provide a return to shareholders on invested capital.

3. Forward-looking Statements. Statements contained in this document which are not historical fact are forward-looking statements based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements.

4. Recent Accounting Pronouncements. There are no recently issued accounting standards for which the impact on our financial statements at August 23, 2000 is not known.


                            ANTICIPATED PUBLIC MARKET

         There is no current public trading market for the shares. However, we have filed our listing application with the American Stock Exchange. In the event that the 1,000,000 shares being offered are sold in this offering, we expect to have our shares listed for trading on the American Stock Exchange. There is no assurance that, if successful in getting listed, BioQuest can avoid later de-listing.


                          DESCRIPTION OF CAPITAL STOCK

Common Stock

         BioQuest is authorized to issue 25,000,000 shares of common stock, no par value. For particulars, see "Certain Provisions of Virginia Law" below.

         There has been no established public trading market for our shares. As of the date of this prospectus, we have 79 shareholders of record owning 9,040,473 outstanding shares of common stock. The bulk of these shares are owned by our affiliates as detailed in "Securities Ownership of Certain Beneficial Owners and the Principal Shareholders."

Preferred Stock

         The Company is authorized to issue 5,000,000 shares of preferred stock, no par value. Currently there are no issued and outstanding preferred shares of BioQuest and we do not anticipate any to be issued.

Certain Provisions of Virginia Law

         The only classes of stock outstanding at this time are the common shares. All shares have equal voting rights in all matters to be voted upon by the stockholders. A majority vote is required on all corporate action. Cumulative voting in the election of directors is not allowed, which means that the holders of more than 50% of the outstanding shares can elect all the directors as they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any directors. The shares have no preemptive, subscription, conversion or redemption rights and

         In the event of liquidation, dissolution or winding up of BioQuest, the shareholders are entitled to share ratably in all assets remaining after payment of liabilities. There are no redemption or sinking fund provisions or preemptive rights with respect to the shares, and shareholders have no right to require BioQuest to redeem or purchase shares. Shares can only be issued as fully paid and non-assessable shares.

Dividend Rights

         Each share is entitled to dividends if, as and when BioQuest's Board of Directors declares dividends. We intend to retain future earnings for use in its business and do not anticipate paying any dividends on shares in the foreseeable future. While not currently so restricted, we may be prohibited from paying dividends on the shares in the future under credit or other financing agreement(s) unless certain amounts are available and certain other conditions are satisfied.


                              PLAN OF DISTRIBUTION

         We propose to offer directly to the public, at $8.00 per share, 1,000,000 shares of our common stock. Investors are advised that, in our opinion, the final offering price could be higher than $8.00 per share based on competitive bids received under this offering Dutch Auction process ("Bids"). It is possible that the Bids could be as high as $20.00 per share. Of course, the actual price will be determined in accordance with the Dutch Auction process described below. We will offer and sell the shares on a best-efforts, self-underwritten all-or-nothing basis through several of our officers and employees who will not be compensated for these services. There are no underwriters involved in this offering and we do not intend to retain brokers to offer our shares. Accordingly, we will receive the gross proceeds of this offering, a portion of which will be applied to the costs associated with this offering as described in "Application of Proceeds."

         The Dutch Auction process to be used in this offering operates as follows:

1. Upon effectiveness of the registration statement relating to this offering, we will post the prospectus on our www.bioquestipo.com web site (the "Website"). A copy of our prospectus for this offering in electronic format (the "electronic prospectus") is available on our separate and special offering Website. The electronic prospectus has the same content as the paper copy of the prospectus prepared for the offering. We may also solicit prospective investors by publicizing the offering through tombstone advertisements and as otherwise permitted by SEC Rule 134. Any such publications will invite persons interested in the offering to view a copy of the electronic prospectus on the Website or to obtain a paper copy of our prospectus by contacting us. Subject to Rule 134 constraints, we may reach additional potential investors by direct mail (including email) solicitation. All potential investors will be invited to register on our Website. Registration will require prospective investors to provide us with their name, address and social security number as well as certain other basic information. Registered investors will be able to submit a Bid at any price the investor chooses, so long as at or above the minimum $8.00 per share price and less than or equal to the maximum $20.00 per share price. All Bids and other information disclosed by potential investors are maintained as confidential.

2. The auction is open for purposes of receiving Bids to purchase 1,000,000 shares being offered. The Bids will specify the number of shares the potential investor proposes to purchase and the price the investor is willing to pay for the shares. All Bids must be accompanied by "good funds" (i.e., immediately available) made payable to American Stock Transfer and Trust Company ("AST") which acts as our escrow agent and will also act as our transfer agent. If a Bid is submitted and subsequently confirmed, it may be withdrawn at any time until the auction is closed. As indicated, the Bid can be at the $8.00 minimum price or at any price up to $20.00 per share. Similarly, new or substituted Bids may be placed at any time prior to the close of the auction. The principal factor in establishing the price the public pays us for our shares will be the "clearing price" resulting from the Bid that equals the lowest price set forth in valid firm Bids which "clears" all 1,000,000 shares being offered pursuant to this prospectus. The clearing price may be equal to or greater than the public offering price set by us, but it will not be lower. The "clearing price" will also determine the allocation of shares to successful bidders. All Bids which are below the "clearing price" will be rejected even if they are higher than the public offering price. If Bids for at least 1,000,000 shares are not received or the clearing price is not equal to or greater than the public offering price of $8.00 per share, we will either cancel the offering or file a post-effective amendment and conduct a new auction.

         Set forth below is a simplified example of the auction process: Company X offers to sell 2,000,000 shares in its public offering through the Dutch Auction process and sets the minimum public offering price at $20. Company X receives bids, all of which are kept confidential until the auction process ends, as set forth in the following table.

         Number of Shares                       Clearing
      Requested by Bidders     Bid Price($)      Price       Success
      --------------------     ------------      -----       -------
            400,000                $36           $24           100%
            300,000                 30            24           100
            700,000                 28            24           100
            800,000                 24            24            75
          1,400,000                 20             -             0

         The bids in the above table include offers to purchase 1,400,000 shares at $28 to $36, leaving 600,000 of the 2,000,000 shares offered still available. (These 600,000 shares are deemed the "clearing shares.") Since the 800,000 shares are bid in at $24, the 600,000 available shares will be allocated among the 400,000 shares bid for at $24. Thus, $24 is the "clearing" price and, since 600,000 shares is three quarters of the 800,000 shares, everyone who bids $24 will be able to purchase 75% of the number of shares for which they bid. All of the 2,000,000 shares sold to the public in the offering would then be sold at $24 per share. All bids at $20, which was the stated minimum public offering price, would be rejected.

         We are offering 1,000,000 shares pursuant to our Dutch Auction. We will accept all valid, firm Bids and sell, at the resultant clearing price, 1,000,000 shares offered pursuant to this prospectus. The following table illustrates a hypothetical bid process for our offering. The table indicates that we would receive aggregate bids for 1,500,000 shares and the clearing price of those shares would be $12.00. Since the bids received would exceed 1,000,000 shares, the remaining 250,000 shares would be allocated amongst the 250,000 shares requested at $12.00 per share and therefore the clearing price of all 1,000,000 shares would then be $12.00 per share, in which case the gross proceeds to BioQuest would be $12,000,000.

          Number of Shares                                Aggregate Number of           Success % If 1,000,000
        Requested By Bidders       Bid Price($)     Shares at Bid Price and Greater      Valid Firm Bids Rec'd
        --------------------       ------------     -------------------------------      ---------------------
                 100,000                20                     100,000                          100%
                 100,000                18                     200,000                          100
                 150,000                16                     350,000                          100
                 400,000                14                     750,000                         33.3
                 750,000                12                   1,500,000                            0
               1,000,000                10                                                        0
                                    2,500,000
               1,500,000                8                                                         0
                                    4,000,000

         As the above hypothetical bid process illustrates, this Dutch Auction process will maximize the proceeds to the company with the 1,000,000 shares to be issued, the only variable being the number of valid firm Bids received (and associated price). The "clearing price" is determined by the algorithm embedded in the Dutch Auction technology and thus we do not have the ability to arbitrarily choose. Of course, we do not know how many offers to purchase will be submitted or what the prices will be for any offers to purchase. The above hypothetical table is included merely to explain our auction process.

         The auction may remain open for up to 90 days after the effective date of this prospectus. The actual time at which the Dutch Auction closes will be determined by us based on general market conditions during the period immediately following effectiveness of the registration statement. We will notify these investors by email (or by other means) as soon as practicable following its close that the auction has been closed and that their Bids have either been accepted or rejected and the allocation amounts for accepted Bids.

         As indicated, our licensed software will automatically determine what is the clearing price as well as the allocation. The Bids and documents evidencing the Bids to purchase will be maintained by BioQuest through the Website's licensed technology. AST will hold all funds in escrow until the closing of the offering, at which time it will close the escrow and distribute the appropriate number of common shares to successful bidders and distribute to us the offering proceeds. Any excess funds sent with successful Bids to purchase, and all funds sent with unsuccessful Bids to purchase, will be returned to those persons or entities that had excess or unsuccessful bids.

         We will employ an independent auditor to verify and certify that the auction results are accurate and comply with the rules of the Dutch Auction process. Bids for fewer than one (1) whole share will not be accepted and no one bidder may purchase more than 10% of the number of shares accepted.

         Price and volume volatility in the market for our common shares may result from the somewhat unique nature of the proposed plan of distribution. Price and volume volatility in the market for our common shares after the completion of this offering may adversely affect the market price of our common shares, assuming a market does in fact develop.

         Prior to the offering, there has been no public market for our common shares. The initial public offering price for the common shares will be determined by the process described above and does not necessarily bear any direct relationship to our assets, current earnings or book value or to any other established criteria of value, although these factors were considered in establishing the initial public offering price range. Other factors considered in determining the initial public offering price range include:

o        market conditions;
o        the industry in which we operate;
o        an assessment of our management;
o        our initial operating results;
o        our business potential; and
o        other factors deemed relevant.


                              ERISA CONSIDERATIONS

         Persons who contemplate purchasing shares on behalf of Qualified Plans are urged to consult with tax and ERISA counsel regarding the effect of such purchase and, further, to determine that such a purchase will not result in a prohibited transaction under ERISA, the Code or a violation of some other provision of ERISA, the Code or other applicable law. The management and BioQuest necessarily will rely on such determination made by such persons, although no shares will be sold to any Qualified Plans if management believes that such sale will result in a prohibited transaction under ERISA or the Code.

                                  LEGAL MATTERS

         The validity of shares being offered by this prospectus will be passed upon for BioQuest International, Inc. by Duncan, Blum & Associates, Bethesda, Maryland and Washington, D.C. Our securities counsel, Duncan, Blum & Associates, in its capacity as securities counsel, is being paid for services rendered through significantly reduced cash compensation and the issuance of warrants to exercise at $.01 per share the purchase of 15,000 shares for up to three years after the date of this prospectus.

                                     EXPERTS

         The financial statements included in this prospectus and in the Registration Statement have been audited by Hill, Barth and King LLC, independent certified public accountants, to the extent and for the period set forth in their report, which contains an emphasis paragraph regarding BioQuest's ability to continue as a going concern, appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


                              AVAILABLE INFORMATION

         BioQuest International, Inc. has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 with respect to the securities offered hereby. This prospectus does not contain all the information set forth in such Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. Reference is made to such Registration Statement, including the amendment(s) and exhibits thereto, for further information with respect to BioQuest and such securities.

         The Registration Statement can be inspected and copied at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC's following regional offices: at Seven World Trade Centre, 13th Floor, New York, New York 10048; and 500 West Madison, Suite 1400, Chicago, Illinois 60601. Copies of the Registration Statement can be obtained from the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Moreover, BioQuest has filed such materials electronically with the SEC; accordingly, such materials can be accessed through the SEC's Website that contains reports, proxy and information statements and other information regarding registrants (http// www.sec.gov).

         While BioQuest has not previously been subject to the informational and periodic reporting requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), by filing this registration statement, it immediately becomes subject to Exchange Act requirements to file annual (Form 10-KSB), quarterly (Form 10-QSB) and periodic material reports (Form 8-KSB).

                                                                     APPENDIX I






                        CONSOLIDATED FINANCIAL STATEMENTS

                  BIOQUEST INTERNATIONAL, INC. AND SUBSIDIARIES
                          (A Development Stage Company)

                        August 23, 2000 and June 30, 2000




                              - - - o o O o o - - -

                                 C O N T E N T S



                                                                         P A G E


     Independent Auditors' Report - - - - - - - - - - - - - - - - - - - - - 1

     Consolidated Balance Sheets - - - - - - - - - - - - - - - - - - - - -  2

     Consolidated Statements of Operations  - - - - - - - - - - - - - - -   3

     Consolidated Statements of Stockholders' Equity  - - - - - - - - - -   4

     Consolidated Statements of Cash Flows   - - - - - - - - - - - - - -    5

     Notes to Consolidated Financial Statements - - - - - - - - - - - - -  6-8

     Unaudited Interim Financial Statements - - - - - - - - - - - - - - - 9-11




                              - - - o o O o o - - -

Board of Directors
BioQuest International, Inc.
Naples, Florida

                          Independent Auditors' Report

We have audited the accompanying consolidated balance sheets of BioQuest International, Inc. and its subsidiaries BioQuest International Company Limited and BioQuest Center for Integrative Medicine Limited (collectively, the Company) as of August 23, 2000 and June 30, 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for the periods from July 1, 2000 to August 23, 2000, for the period from November 4, 1999 (date of inception) to June 30, 2000 and for the period November 4, 1999 (date of inception) to August 23, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of BioQuest International, Inc. and its subsidiaries as of August 23, 2000 and June 30, 2000 and the consolidated results of their operations and their consolidated cash flows for the period from July 1, 2000 to August 23, 2000, for the period from November 4, 1999 (date of inception) to June 30, 2000 and for the period November 4, 1999 (date of inception) to August 23, 2000 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note F to the consolidated financial statements, the Company is in the development stage and has sustained losses since its inception that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.




                                    Certified Public Accountants

Naples, Florida
August 29, 2000



                                                CONSOLIDATED BALANCE SHEETS

                                        BIOQUEST INTERNATIONAL, INC. AND SUBSIDIARIES
                                                (A Development Stage Company)
                                              August 23, 2000 and June 30, 2000

                                                                                         August 23,             June 30,
                                                                                           2000                  2000
                                                                                     -----------------     -----------------
            A S S E T S

Cash - NOTE C                                                                              $  348,470             $ 158,104

Prepaid expenses                                                                                3,438
                                                                                                                      3,438
Deferred offering costs                                                                        49,242
                                                                                                                     41,000
Premise and equipment - NOTE B                                                                 25,567
                                                                                                                          0
                                                                                     -----------------     -----------------
                                                                                            $ 426,717             $ 202,542
                                                                                     =================     =================



            LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
    Accounts payable                                                                         $  1,574               $   500


Stockholders' Equity:
    Preferred stock, no par value, 5,000,000 shares
      authorized, no shares issued and outstanding                                                  0                     0
    Common stock, no par value, 25,000,000 shares authorized,
      9,040,473 and 8,673,333 shares issued and outstanding
      as of August 23, 2000 and June 30, 2000, respectively                                         0                     0
    Additional paid-in capital                                                                842,210               302,000
    Stock subscription receivable                                                            (265,000)                    0
    Deficit accumulated during the development stage                                          (99,958)             (152,067)
                                                                                     -----------------     -----------------
            TOTAL STOCKHOLDERS' EQUITY                                                        425,143               202,042
                                                                                     -----------------     -----------------
                                                                                            $ 426,717             $ 202,542
                                                                                     =================     =================






                                See accompanying notes to consolidated financial statements
                                                            I-2



                                             CONSOLIDATED STATEMENTS OF OPERATIONS

                                         BIOQUEST INTERNATIONAL, INC. AND SUBSIDIARIES
                                                 (A Development Stage Company)
                   For the periods from July 1, 2000 to August 23, 2000, November 4, 1999 (date of inception)
                         to June 30, 2000 and November 4, 1999 (date of inception) to August 23, 2000

                                                                                                                Period from
                                                                   July 1, 2000         Period ended         November 4, 1999
                                                                   to August 23,          June 30,            (Inception) to
                                                                       2000                 2000              August 23, 2000
                                                                 ------------------   ------------------   ----------------------

REVENUE                                                                $         0           $        0            $          0
-------


EXPENSES
--------
    Bank charges                                                               227                  144                      371

    Outside services                                                         2,299                3,099                    5,398

    Consulting fees                                                         24,185               72,880                   97,065

    Conventions                                                              2,312                  250                    2,562

    Interest expense                                                             0                  233                      233

    Legal fees                                                              10,578                4,062                   14,640

    License and permits                                                        250                  185                      435

    Meals                                                                    2,666                2,761                    5,427

    Office expense                                                           2,499                5,938                    8,437

    Telephone                                                                  263                2,566                    2,829

    Travel                                                                   6,511                7,718                   14,229

    Miscellaneous                                                              319                  122                      441
                                                                 ------------------   ------------------   ----------------------
      TOTAL EXPENSES                                                        52,109               99,958                  152,067
                                                                 ------------------   ------------------   ----------------------


      NET LOSS                                                         $  (52,109)           $ (99,958)            $    (152,067)
                                                                 ==================   ==================   ======================

      NET LOSS PER SHARE                                               $    (0.01)           $   (0.02)            $       (0.02)
                                                                 ==================   ==================   ======================

      AVERAGE WEIGHTED SHARES OUTSTANDING                                8,771,255            5,942,264                6,461,875
                                                                 ==================   ==================   ======================




                                  See accompanying notes to consolidated financial statements
                                                              I-3



                                          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                           BIOQUEST INTERNATIONAL, INC. AND SUBSIDIARIES
                                                   (A Development Stage Company)
                     For the periods from July 1, 2000 to August 23, 2000, November 4, 1999 (date of inception)
                           to June 30, 2000 and November 4, 1999 (date of inception) to August 23, 2000


                                                                                DEFICIT
                                                                              ACCUMULATED
                                                        ADDITIONAL              DURING                  STOCK
                                      COMMON             PAID-IN              DEVELOPMENT           SUBSCRIPTION
                                      STOCK              CAPITAL                 STAGE               RECEIVABLE            TOTAL
                                  ---------------   -------------------  ----------------------   ------------------   -------------
Balance
     November 4, 1999                    $     0             $       0              $        0            $       0          $     0
   Proceeds from issuance
     of common stock                           0               302,000                       0                    0          302,000
   Net loss from inception to
     June 30, 2000                             0                     0                (99,958)                    0         (99,958)
                                  ---------------   -------------------  ----------------------   ------------------   -------------
Balance (deficit)
     June 30, 2000                             0               302,000                (99,958)                    0          202,042
   Proceeds from issuance
     of common stock                           0               540,210                       0            (265,000)          275,210
   Net loss to
     August 23, 2000                           0                     0                (52,109)                    0         (52,109)
                                  ---------------   -------------------  ----------------------   ------------------   -------------
Balance (deficit)
     August 23, 2000                     $     0           $   842,210           $   (152,067)        $   (265,000)        $ 425,143

UNAUDITED
   Proceeds from issuance
     of common stock                           0                     0                       0              265,000          265,000
   Net loss from August 23,  2000
     to April 30, 2001                         0                     0               (245,420)                    0        (245,420)
                                  ---------------   -------------------  ----------------------   ------------------   -------------
   Balance (deficit)
     April 30, 2001                      $     0            $    2,210           $   (397,487)            $       0        $ 444,723
                                  ===============   ===================  ======================   ==================   =============






                                    See accompanying notes to consolidated financial statements
                                                                I-4




                                           CONSOLIDATED STATEMENTS OF CASH FLOWS

                                       BIOQUEST INTERNATIONAL, INC. AND SUBSIDIARIES
                                               (A Development Stage Company)

                 For the periods from July 1, 2000 to August 23, 2000, November 4, 1999 (date of inception)
                        to June 30, 2000 and November 4, 1999 (date of inception) to August 23, 2000

                                                                                                            Period from
                                                                  July 1, 2000       Period ended        November 4, 1999
                                                                 to August 23,         June 30,           (Inception) to
                                                                      2000               2000             August 23, 2000
                                                                 ---------------    ---------------    ----------------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net loss                                                         $ (52,109)          $(99,958)                $(152,067)
    Adjustments to reconcile net loss to net
    cash used in operating activities:
      Increase in prepaid expenses                                            0            (3,438)                   (3,438)
      Increase in other assets                                          (8,242)           (41,000)                  (49,242)
      Increase in accounts payable                                        1,074                500                     1,574
                                                                 ---------------    ---------------    ----------------------
           NET CASH USED IN OPERATING CTIVITIES                        (59,277)          (143,896)                 (203,173)
                                                                 ---------------    ---------------    ----------------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Investment in website development                                  (25,567)                  0                  (25,567)
           NET CASH USED IN INVESTING ACTIVITIES                       (25,567)                  0                  (25,567)

CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from issuance of common stock                              275,210            302,000                   577,210
                                          NET CASH PROVIDED BY          275,210            302,000                   577,210
                                          FINANCING ACTIVITIES
                                                                 ---------------    ---------------    ----------------------

                                          NET INCREASE IN CASH          190,366            158,104                   348,470

CASH
    Beginning of period                                                 158,104                  0                         0
                                                                 ---------------    ---------------    ----------------------
     End of period                                                      $348,470           $158,104                 $ 348,470
                                                                 ===============    ===============    ======================









                                See accompanying notes to consolidated financial statements
                                                            I-5


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                  BIOQUEST INTERNATIONAL, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                        August 23, 2000 and June 30, 2000


NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization:

BioQuest International, Inc. (the Company) was incorporated under the laws of the State of Virginia on November 4, 1999. The Company's activities to date have been limited to the organization of the Company and its subsidiaries, as well as preparation for a maximum $15,000,000 common stock offering (the Offering). A substantial portion of the Offering will be used by the Company to provide the initial capitalization of the subsidiaries and for future acquisitions.

The consolidated financial statements of the Company include the accounts of the Company and its wholly-owned subsidiaries, BioQuest International Company Limited and BioQuest Center for Integrative Medicine Limited. The wholly-owned subsidiaries are Bahamian Corporations. There has been no activity or assets purchased by these companies.

Nature of Business:

The Company was formed to create, design, establish, build and operate wholly-owned subsidiaries allied with and providing alternative, complementary and integrative medical services as well as a comprehensive internet portal focused on medicine in the world.

Use of Estimates:

The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Deferred Offering Costs:

Deferred offering costs consist primarily of legal and accounting fees related to the initial public stock offering and will be offset against the offering proceeds when received.

Income Taxes:

Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax basis of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled.

                  BIOQUEST INTERNATIONAL, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                        August 23, 2000 and June 30, 2000



NOTE B - PREMISE AND EQUIPMENT


  Capitalized assets consists of the following:         August 23, 2000                 June 30, 2000

  Website development costs                                  $25,567                         $0
                                                     =====================          =====================

Depreciation has not been computed on this asset since it has not been placed into operation. Depreciation will be computed using the straight-line method over the estimated useful life of the asset.


NOTE C - CONCENTRATIONS OF CREDIT RISK

The Company maintains its cash balances at various financial institutions located in Naples, Florida and Fairfax, Virginia. These balances are insured by the Federal Deposit Insurance Corporation up to $100,000. At August 23, 2000 and June 30, 2000 uninsured amounts held at these financial institutions total $225,783 and $40,514, respectively.


NOTE D - INCOME TAXES

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The tax effect of the differences that gave rise to a deferred tax asset of $53,223 and $34,985 and corresponding valuation allowance of ($53,223) and ($34,985) at August 23, 2000 and June 30, 2000, respectively relate primarily to the capitalization of pre-operating start-up costs which are amortized over a five year term from the date operations commence for tax purposes.


NOTE E - RELATED PARTY TRANSACTIONS

Under an oral agreement, the Company paid consulting fees to Peter Ewens, the Chief Executive Officer, totaling $20,700, $70,080 and $90,780 from July 1 to August 23, 2000 and for the periods ended June 30, 2000 and August 23, 2000, respectively. These payments are anticipated to continue until the commencement of his employment agreement (see Note G).

Roger Miller, the Chief Financial Officer, is also a partner in the consulting firm of Miller & Associates, Inc. During the period, Miller & Associates, Inc. incurred expenses for supplies and other office related functions for the Company. Miller & Associates, Inc. was reimbursed by the Company for all expenses incurred on the Company's behalf, totaling $5,793 and $1,384 for the period ended August 23, 2000 and June 30, 2000, respectively.

                  BIOQUEST INTERNATIONAL, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                        August 23, 2000 and June 30, 2000



NOTE F - GOING CONCERN

As shown in the accompanying financial statements, the Company incurred a net loss of $152,067 and $99,958 during the development stage from November 4, 1999 (date of inception) to August 23, 2000 and June 30, 2000, respectively. The ability of the Company to continue as a going concern is dependent on a successful public offering of the Company's common stock and the Company's ability to generate sufficient revenue from future operations. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.


NOTE G - COMMITMENTS

The Company has entered into two separate contracts to develop an Internet website. Under the contracts, the Company has agreed to make future payments totaling $41,133 in cash and $16,000 payable in stock. These amounts are not due until services are provided in future months and, therefore, are not included in accounts payable as of August 23, 2000 or June 30, 2000.

The Company has entered into an agreement with an individual to provide public relations services to the Company. Under the agreement, the Company has agreed to compensate the individual with 5,000 shares of the Company's common stock. The shares will be issued upon the registration of the Company's common stock with the Securities and Exchange Commission (SEC).

The Company has entered into employment agreements commencing on October 15, 2000 and expiring on October 14, 2005 with four executive officers providing for annual compensation aggregating $640,000.


NOTE H - STOCK PURCHASE WARRANTS

The Company has agreed to grant Stock Purchase Warrants in consideration for certain legal services provided to the Company. The Company intends to issue warrants, which will entitle the holder to purchase 15,000 shares of common stock. The Warrants will vest immediately commencing on the date of grant. The warrants may be exercised in whole or in part for $0.01 per share beginning on the date of initial registration of the Company's common stock with the SEC and expiring three (3) years after that date.

[insrt screen shots

                          BIOQUEST INTERNATIONAL, INC.


                        1,000,000 Shares of Common Stock








                                   PROSPECTUS










                                June _____, 2001













Until July __, 2001 (25 days after the date hereof), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a current copy of this prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representation must not be relied upon as having been authorized by BioQuest. This prospectus does not constitute as an offer to sell, or a solicitation of an offer to buy, the common stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 27.          Index to Exhibits

(a)(1)   Financial Statements -- Included in prospectus:

         Independent Certified Public Accountants' Report.

         Balance Sheets as of August 23, 2000 and June 30, 2000.

         Statements of Operations for the periods from July 1,2000 to August 23, 2000 and November 4, 1999 (date of inception) to August 23, 2000 and June 30, 2000.

         Statements of Changes in shareholder's Equity for the periods from July 1,2000 to August 23,2000 and November 4, 1999 (date of inception) to August 23, 2000 and June 30, 2000.

         Statements of Cash flows for the periods from July 1,2000 to August 23, 2000 and November 4, 1999 (date of inception) to August 23, 2000 and June 30, 2000.

         Notes to Financial Statements.

         Unaudited Interim Financial Statements.

(a)(2) Included Separately from prospectus: Consent of Independent Public Accountants. (See Exhibit 23.2 below.)

         Other than the Financial Data Schedule, no schedules are included for the reason that all required information is contained in the financial statements included in the prospectus.

(b)      Exhibits:

         * 3.1.1  Certificate of Incorporation of Registrant.
         * 3.1.2  Articles of Amendment to the Certificate of Incorporation
            *3.2  Bylaws of Registrant
            *3.3  Form of Stock Certificate
             3.4 Subscription Agreement and Power of Attorney. (No longer applicable.)
             5.1  Opinion of Counsel as to the legality of the shares.
           *10.1  Employment Agreement between Registrant and Pete Ewens.
           *10.2 Employment Agreement between Registrant and Roger Miller. *10.3 Employment Agreement between Registrant and Dr. James Chappell *10.4 Employment Agreement between Registrant and Nicole Shoong. *10.5 Technology Leasing Agreement between Registrant and
                  MainStreetIPO.com, Inc.
          * 10.6 Professional Services Agreement between Registrant and Vertical Solutions.
          * 10.7 Dynamic Web Site Development Letter of Agreement between Registrant and Kirk Cizerle.
          * 10.8 Letter of Agreement Between Registrant and Tani Hurley Public Relations.
          * 10.9 Letter of Agreement between Registrant and Alexander Creative Consulting, Inc.
         * 10.10 Agreement of Purchase and Sale and Deposit Receipt between Registrant and Hastings Investment
                  Limited. (No longer applicable.)
         * 10.11  Engagement Agreement between Registrant and Ray Stewart, Esq.
         * 10.12  Engagement Agreement between Registrant and Duncan, Blum and Associates.
         * 10.13  Warrant Agreement between Registrant and Duncan,
                  Blum & Associates.
           10.14 Dutch Auction Bid Process Website (attached to the prospectus as Appendix II).
           10.15  Form  of Amended Technology Leasing Agreement
                  (December 15, 2001) between Registrant   and
                  MainStreetIPO.com, Inc.
            23.1  Consent of Counsel (Duncan, Blum & Associates).
            23.2  Consent of Auditors (Hill, Barth & King LLC).

        *These exhibits were filed in the September 26, 2000 Registration Statement and/or Pre-Effective Amendment No. 1 filed March 22, 2001. Since no changes have occurred and/or are material, with the exception of the Technology Leasing Agreement (see Exhibit 10.15 which erroneously was a duplicate refiling of Exhibit 10.5), these exhibits are not being refiled and are hereby incorporated by reference.

                                     SB-2-1

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Pre-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the Undersigned, thereunto duly authorized, in the City of Fairfax Station, State of Virginia, on the 18 th day of May, 2001.

                          BioQuest International, Inc.

                          By: /s/ Peter J. Ewens
                          -----------------------------------
                          Peter J. Ewens, Chairman and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 2 to the Registration Statement has been signed below by the following persons in their respective capacity as officer and/or director of the Registrant on the date indicated.

  Signatures/Title                                                      Date
  ----------------                                                      ----

 /s/ Peter J. Ewens                                                May 17, 2001
 ------------------
 Peter J. Ewens, Chairman and Chief Executive Officer

 /s/ Roger Miller                                                  May 17, 2001
 ----------------
 Roger Miller, Director, Secretary, Treasurer and
 Principal Financial and Accounting Officer

 /s/ James Chappell                                                May 17, 2001
 ------------------
 James Chappell, Vice President of Medical and
 Scientific Technology

/s/ Nicole Shoong                                                  May 17, 2001
-----------------
Nicole Shoong, President of BioQuest
Media Resources Group



                                     SB-2-2

                                      5.1-2